EXHIBIT 10.105

PURCHASE AND SALE AGREEMENT

FOR 35 W. WACKER VENTURE, L.P. (LEO BURNETT CHICAGO BUILDING)

Execution Copy

PURCHASE AND SALE AGREEMENT

by and between

VV USA CITY, L.P., as Seller

and

WELLS OPERATING PARTNERSHIP, L.P., as Purchaser

concerning a 97.9396% General Partnership Interest

in

VV CITY-BUCK VENTURE, L.P.,

relative to

Location: The Leo Burnett Building

35. W. Wacker Drive, Chicago, Illinois

Date September 23, 2003

i

5.2	Prorations and Adjustments		14
	5.2.1	Rents	14
	5.2.2	Real Estate Taxes	14
	5.2.3	Loan Interest	15
	5.2.4	Utility Charges	15
	5.2.5	Operating Agreements	15
	5.2.6	Other Tenant Charges	15
	5.2.7	Other Operating Expenses	15
	5.2.8	Deposits	15
	5.2.9	Remedial Indemnification Amount	16
5.3	Post Closing Adjustments		16
5.4	Tax Returns		16
5.5	Closing Costs		16
5.6	Apportionment Credit		17
5.7	Delayed Adjustment		17
5.8	Survival		17

ARTICLE 6	CLOSING		17
6.1	Closing Date		17
6.2	Title Transfer and Payment of Purchase Price		17
6.3	Seller’s Closing Deliveries		18
6.4	Purchaser Closing Deliveries		19

ARTICLE 7	CONDITIONS TO CLOSING		20
7.1	Seller’s Obligations		20
7.2	Purchaser’s Obligations		21
7.3	Waiver of Failure of Conditions Precedent		25

ARTICLE 8	REPRESENTATIONS AND WARRANTIES		25
8.1	Purchaser’s Representations		25
	8.1.1	Purchaser’s Authorization	25
	8.1.2	Purchaser’s Litigation	25
8.2	Seller’s Entity Representations		25
	8.2.1	Organization and Authority	25
	8.2.2	Authorization	26
	8.2.3	No Violation	26
	8.2.4	Partnership Documentation	26
	8.2.5	Litigation	27
	8.2.6	Capitalization	27
	8.2.7	Ownership of Partnership Interests	28
	8.2.8	No Default	28
	8.2.9	Assets, Liabilities	28
	8.2.10	No Undisclosed Liabilities	28
	8.2.11	Financial Statements	29
	8.2.12	Single Purpose Partnerships	29
	8.2.13	No Employees	29
	8.2.14	Taxes	29

	8.2.15	ERISA	31
	8.2.16	Compliance with Laws	31
	8.2.17	Bankruptcy	31
	8.2.18	Ordinary Course of the Business	31
	8.2.19	Absence of Certain Payments	32
	8.2.20	Bank Accounts	32
8.3	Seller’s Representations		32
	8.3.1	Pending Actions	32
	8.3.2	Leases	33
	8.3.3	Leases Default	33
	8.3.4	Lease Brokerage	33
	8.3.5	W & S Promissory Notes	34
	8.3.6	No Violations	34
	8.3.7	Real Estate Tax Bills	34
	8.3.8	Condemnation	34
	8.3.9	Insurance	34
	8.3.10	Environmental Matters	34
	8.3.11	Operating Agreements	35
	8.3.12	Union Contracts	35
	8.3.13	Foreign Person	35
	8.3.14	No Other Agreements	35
	8.3.15	Designated Persons	35
	8.3.16	Warranties and Guaranties	35
	8.3.17	Existing Title Policy	35
	8.3.18	Loan	36
8.4	General Provisions		36
	8.4.1	Definition of “Seller’s Knowledge”	36
	8.4.2	Notice of Breach: Seller’s Right to Cure	36
	8.4.3	Survival of Seller’s Representations	36
	8.4.4	Survival of Purchaser’s Representations	37

ARTICLE 9	COVENANTS		37
9.1	Seller’s Covenants		37
	9.1.1	Amendments to Agreements	37
	9.1.2	Rent	37
	9.1.3	Service Contracts	38
	9.1.4	Leases and Permitted Exceptions	38
	9.1.5	Litigation	38
	9.1.6	Insurance	38
	9.1.7	Taxes	38
	9.1.8	Notices of Sale to Tenants	38
	9.1.9	Notices to Sale to Service Contractors	39
	9.1.10	Estoppel Certificates	39
	9.1.11	Ordinary Course of Business	39
	9.1.12	Indebtedness: Encumbrances	40
	9.1.13	Cooperation with Purchaser’s Auditors and SEC Filing Requirements	40
	9.1.14	No Action	40

	9.1.15	Amended Tax Returns	40
9.2	Mutual Covenants		41
	9.2.1	Publicity	41
	9.2.2	Broker	41
	9.2.3	Further Assurances	42

ARTICLE 10	FAILURE OF CONDITIONS		42
10.1	Seller’s Obligations		42
10.2	Purchaser’s Obligations		43

ARTICLE 11	CONDEMNATION/CASUALTY		43
11.1	Condemnation		43
	11.1.1	Right to Terminate	43
	11.1.2	Assignment of Proceeds	44
11.2	Destruction or Damage		44
11.3	Effect of Termination		45
11.4	Waiver		45

ARTICLE 12	ESCROW		45

ARTICLE 13	INDEMNIFICATION		46
13.1	Indemnification		46
13.2	Indemnification Limitations		47
13.3	General Provisions Regarding Indemnities		50

ARTICLE 14	MISCELLANEOUS		51
14.1	Assignment		51
14.2	Designation Agreement		51
14.3	Integration; Waiver		51
14.4	Amendment		52
14.5	Governing Law		52
14.6	Consent to Jurisdiction		52
14.7	Third Party Beneficiaries		52
14.8	Severability		52
14.9	Notices		52
14.10	Counterparts		53

EXHIBITS

Exhibit A	Real Property Legal Description

Exhibit B	Leases

Exhibit C	Personal Property

Exhibit D	List of Title Insurance Endorsements

Exhibit E	Partnership Assignment

Exhibit F	Non-Foreign Status Affidavit

Exhibit G	Seller’s Legal Opinion

Exhibit H	Leo Burnett USA, Inc. Tenant Estoppel Certificate

Exhibit I	Winston & Strawn Tenant Estoppel Certificate

Exhibit J	Other Tenants Estoppel Certificate

Exhibit K	Leo Modifications

Exhibit L	Buck Modifications

Exhibit M	Capitalization

Exhibit N	Lease Brokerage Agreement

Exhibit O	Operating Agreement Schedule

Exhibit P	Warranties and Guaranties

Exhibit Q	Buck’s Labor Union Agreements

Exhibit R	W & S Promissory Notes

Exhibit S	Bank Accounts

Exhibit T	Auditor Letter

Exhibit U	List of Loan Documents

Exhibit V	Permitted Exceptions

Exhibit W	Form of Irrevocable Letter of Credit

Exhibit X	Example of Real Estate Tax Proration

Exhibit Y	Corrections to Tax Returns

Exhibit Z	Pro-forma Title Insurance Policy

INDEX OF DEFINED TERMS

Page
Agent	47
Agreement	1
Balance	4
Benefit Arrangement	27
Broker	11
Buck	1
Buck Interest	1
Buck Management	1
Buck Service Agreements	1
CERCLA	12
Certificates	6
Claims	44
Closing	17
Closing Date	17
Closing Title Commitment	21
Deposit	3
Designated Persons	34
Due Diligence Date	8
Election Notice	42
Encumbrances	2
Environmental Laws	33
Escrow Agent	3
Escrow Deposits	43
Existing Survey	4
Existing Title Policy	6
Financial Statements	27
Fixtures and Equipment	2
General Partner	1
Hazardous Material	13
Improvements	2
Invasive Testing	8
Invasive Testing Request	8
Investor Partnership	1
Investor Partnership Agreement	1
Land	2
Laws	30
Leases	2
Leasing Agreement	1
Lenders	2
Leo	1
Leo Interest	1
Loan	2
Management Agreement	1
Minor Casualty	42
Non-Invasive Work	8

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NYLIC	2
Operating Agreements	14
Partner’s Equity	47
Partnership Interest Assignment	17
Permitted Exceptions	4
Person	24
Personal Property	3
Project Partnership	1
Project Partnership Agreement	1
Project Partnership Interest	1
Property	2
Property Documents	6
Purchase Price	3
Purchaser	1
Purchaser Group	8
Purchaser’s Work	8
Real Property	2
Redevelopment Agreement	7
Release	39
Rents	14
Reporting Person	47
Reporting Requirements	47
Restated Project Partnership Agreement	22
SEC	38
Seller	1
Seller Parties	11
Seller’s Acquisition Contract	45
Seller’s Entity Representations	24
Seller’s Knowledge	34
Seller’s Ownership Period	45
Seller’s Property Representations	31
Seller’s Representative	8
Seller’s Warranties	11
Shareholder Loan	47
Shareholder Loans	47
Significant portion	41
Simple Transfer Aspect	45
Surveyor	4
Tax	29
Tax Return	29
Tenants	7
TIAA	2
Title Commitment	4
Title Company	4
Title Defects	5
Transaction	17
Updates	5
VV City Interest	1
W&S	4
W&S Promissory Notes	2

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 23rd day of September, 2003, by and between VV USA CITY, L.P., a Delaware limited partnership (“Seller”), and WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”), with respect to the following factual recitals.

RECITALS:

A. VV City-Buck Venture, L.P., is a Delaware limited partnership (the “Investor Partnership”) formed pursuant to that certain Limited Partnership Agreement, dated as of April 27, 2000 (the “Investor Partnership Agreement”).

B. Seller is the owner of a 97.9396% general partnership interest in the Investor Partnership (such interest, together with all capital accounts and all rights to allocation of income, losses, deductions, credits and distributions of cash flow, capital proceeds, liquidation proceeds and other rights and privileges and capital attributable to that interest and subject to all burdens and obligations of an owner of that interest that accrue, the “VV City Interest”). The sole general partner of Seller is VV USA, LLC, a Delaware limited liability company (the “General Partner”).

C. Buck 35 Wacker, L.L.C., a Delaware limited liability company (“Buck”) is the owner of a 2.0 604% limited partnership in the Investor Partnership (the “Buck Interest”).

D. The Investor Partnership is the owner of a 96.5007% general partnership interest (the “Project Partnership Interest”) in 35 W. Wacker Venture, L.P., a Delaware limited partnership (the “Project Partnership”) formed pursuant to that certain Second Amended and Restated Limited Partnership Agreement, dated as of April 27, 2000 (the “Project Partnership Agreement”).

E. Leo Burnett USA, Inc. (formerly known as Leo Burnett Company, Inc.) (“Leo”) is the owner of a 3.4993% limited partnership interest in the Project Partnership (the “Leo Interest”).

F. The Project Partnership is the owner of certain real property, the improvements located therein, together with personal property, leases and other property interest related thereto, commonly known as “The Leo Burnett Building”, 35 W. Wacker Drive, Chicago, Illinois, as more particularly described below in Article 1.

G. The Project Partnership has engaged The Buck Management Group, Incorporated (“Buck Management”), an entity affiliated to Buck, to provide property management services for the Property pursuant to that certain Management Agreement, dated as of April 27, 2000 (the “Management Agreement”) and to provide marketing and leasing services for the Property pursuant to that certain Leasing Agreement, dated as of April 27, 2000 (the “Leasing Agreement”) (the Management Agreement and the Leasing Agreement, collectively, the “Buck Service Agreements”).

H. The Project is encumbered by a mortgage loan (the “Loan”) in the original principal face amount of $160,000,000, currently held by New York Life Insurance Company, a New York mutual insurance company (“NYLIC”) and Teachers Insurance and Annuity Association of America, a New York corporation (“TIAA”), as co-lenders each making an original loan of $80,000,000 (NYLIC and TIAA, collectively, the “Lenders”).

I. Seller desires to sell the VV City Interest to Purchaser and Purchaser desires to purchase the VV City Interest from Seller, upon and subject to the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

Seller agrees to sell, transfer and assign and Purchaser agrees to purchase, accept and assume, subject to and upon the terms and conditions stated herein, the VV City Interest free and clear of all liens, claims, charging orders, mortgages, pledges, security interests, encumbrances or charges of any kind or nature (including any restrictions on the right to vote, assign or otherwise transfer such partnership interest) (collectively, “Encumbrances”). Seller warrants and covenants that the Investor Partnership owns, and at the Closing will own, the Project Partnership Interest, free and clear of all Encumbrances, and the Project Partnership owns, and at the Closing will own, the following (herein collectively called the “Property”):

1.1 Real Property. That certain parcel of real estate located in Chicago, Cook County, Illinois, having a street address of 35 W. Wacker Drive and legally described in Exhibit A (the “Land”), together with all buildings, structures, improvements located thereon, including, without limitation, that certain 50-story office building containing approximately 1,117,978 square feet of rentable floor area and certain parking areas (collectively, the “Improvements”), and all apparatus, elevators, escalators, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, electrical and other fixtures located on such real estate (collectively, “Fixtures and Equipment”), and all rights, easements, privileges and appurtenances pertaining thereto, including without limitation, all water rights, mineral rights, development rights, air rights, reversions or other appurtenances to said real estate and all of the Project Partnership’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto (the Land, Improvements, Fixtures and Equipment, and such rights, easements, privileges and appurtenances being herein collectively called the “Real Property”); and

1.2 Leases. All of the Project Partnership’s right, title and interest as “landlord” or “lessor” in the leases of space in the Real Property set forth on Exhibit B attached hereto (together with any space leases entered into pursuant to this Agreement, the “Leases”), and all guaranties of the Leases and the promissory notes executed by Winston & Strawn, as tenant, as described on Exhibit R attached hereto (the “W&S Promissory Notes”).

1.3 Personal Property. All of the Project Partnership’s books, records and files relating to the ownership, use or operation of the Real Property and Personal Property (as hereinafter defined) and all right, title and interest of the Project Partnership in and to all furniture, furnishings, fixtures, equipment and other tangible personal property, if any, owned by the Project Partnership and used in connection therewith, including, but not limited to, the items of personal property set forth on Exhibit C attached hereto (herein collectively called the “Personal Property”); provided, however, that the term “Personal Property” and the term “Property” expressly exclude all Fixtures and Equipment, trade fixtures and other personal property owned by tenants or other users or occupants of the Real Property and all personal property owned by Buck Management; and

1.4 Other Property Rights. All of the Project Partnership’s right, title and interest in (a) all warranties, guaranties or other rights related to the ownership of, or use and operation of, the Real Property or Personal Property; and (b) all licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property or Personal Property; and (c) all right, title and interest of the Project Partnership in and to (i) the plans and specifications with respect to the Improvements, (ii) any guarantees or warranties related to the Improvements, the Fixtures and Equipment and the Personal Property and (iii) any trademarks, rights of copyright or other intangible property rights associated with the ownership of or use and operation of the Real Property, including the name of the Real Property, there being no implication, however, that the Project Partnership has any interest in any trademarks, rights of copyright or any other intangible property rights with respect to the name of the Real Property.

ARTICLE 2

PURCHASE PRICE

The total purchase price to be paid by Purchaser for the purchase of the VV City Interest is the sum of TWO HUNDRED SIXTY-SEVEN MILLION FOUR HUNDRED SEVENTY THOUSAND NINETY-TWO AND NO/l00 DOLLARS ($267,470,092) (the “Purchase Price”). The Purchase Price shall be paid in the following manner:

2.1 Deposit Money. Upon the full and final execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deposit the sum of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000) in immediately available funds as a deposit (the “Deposit”) with First American Title Insurance Company, as escrow agent (“Escrow Agent”). The Deposit shall be non-refundable except as herein provided and shall be held and delivered by Escrow Agent in accordance with the provisions of Article 12. Any interest earned on the Deposit shall be considered a part of the Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.

2.2 Loan and Other Debt. Purchaser acknowledges and agrees that the Project Partnership is the primary obligor of the Loan and that the Property is and will remain subject to the Loan through the Closing. At Closing Purchaser shall receive a credit against the payment of the Purchase Price in amount equal to 94.5124% of (a) the outstanding amount of principal and accrued interest of the Loan on the Closing Date; and (b) the outstanding amount of principal and accrued interest of any other debt or indebtedness for borrowed money which is not paid in full on or before the Closing Date with respect to the Project Partnership, the Investor Partnership or the Property.

2.3 W&S Build-Out Obligation. As of the date of this Agreement, the Project Partnership is obligated to pay the sum of $863,165 to Winston & Strawn, as tenant in the Property (“W&S”) for completion of tenant improvements on the 37th Floor pursuant to its lease with W&S. That sum may be reduced by an amount equal to 94.5124% of all sums paid by the Project Partnership to W&S against this obligation between the date of this Agreement and Closing. At Closing, Purchaser shall receive a credit against payment of the Purchase Price equal to 94.5124% of $863,165, as reduced by all such interim payments.

2.4 Cash at Closing. On the Closing Date, Purchaser shall pay to Seller an amount equal to the difference between (a) the Purchase Price, and (b) the sum of the credits described in Sections 2.1, 2.2 and 2.3, subject to the prorations and adjustments set forth in Article 5 or as otherwise provided under this Agreement (the “Balance”), in immediately available funds by wire transfer as more particularly set forth in Section 6.2.

ARTICLE 3

TITLE MATTERS

3.1 Title to Real Property. Seller shall convey and Purchaser shall accept the VV City Interest so long as title to the Real Property is subject only to the Permitted Exceptions.

3.1.1 Title Commitment and Survey. On or prior to the date of this Agreement, Purchaser shall cause (a) First American Title Insurance Company (the “Title Company”) to deliver directly to Seller and Purchaser the Title Company’s commitment to issue an Owner’s Policy of Title Insurance (ALTA Form B- 1992) with respect to the Real Property (the “Title Commitment”) and (b) Chicago Guarantee Survey Company (the “Surveyor”) to deliver to Seller and Purchaser an update of the Surveyor’s ALTA/ACSM Land Title Survey of the Real Property dated February 23, 2000 (the “Existing Survey”).

3.1.2 Permitted Exceptions. Purchaser and Seller agree that at Closing, the Project Partnership shall own fee simple title to the Real Property subject only to the matters described on Exhibit V attached hereto and by reference made a part hereof (the “Permitted Exceptions”). Purchaser and Seller agree that none of the following shall be a Permitted Exception: any exception for mechanics’ or materialmen’s liens for work performed by or on behalf of Seller or any exception for unpaid taxes payable by the Project Partnership for any taxable period other than the current taxable period, or any exception for rights of parties in possession other than tenants in possession, as tenants only, pursuant to the Leases, or any exception for any mortgage, deed of trust or other lien or any judgment except the lien of the loan documents securing the Loan, or any exception created by Seller or the Project Partnership after the date of this Agreement and not otherwise permitted by this Agreement. The Permitted Exceptions shall include an exception for the matters shown on the update of the Existing Survey to be obtained by Purchaser. Seller agrees that at or prior to Closing, Seller shall, at Seller’s sole cost and expense, remove, satisfy or otherwise cure any matters appearing as exceptions to the title in Schedule B, II of the Title Commitment which are not agreed in writing by the parties to be Permitted Exceptions.

3.2 Title Defects.

3.2.1 Certain Exceptions to Title. Purchaser shall have the right to object in writing to any title matters of record that are not Permitted Exceptions and that affect the Project Partnership’s title to the Real Property which may appear on supplemental title reports or updates (“Updates”) to the Title Commitment issued at the request of Purchaser after the Due Diligence Date (herein collectively called the “Title Defects”) within five (5) business days after the receipt of any Update by Purchaser (or, if such Update is received within five (5) days of the scheduled Closing Date, on or prior to the scheduled Closing Date). Purchaser shall request the Title Company to deliver to Seller, contemporaneously with its delivery to Purchaser, copies of all Updates. From time to time after the receipt of the Title Commitment and prior to the Closing, Purchaser may give written notice of exceptions to title first appearing of record after the effective date of the Title Commitment. Seller may elect (but shall not be obligated) to remove, cause to be removed or cause the Title Company to endorse over, at Seller’s expense, any Title Defects, and shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen (15) days) for the purpose of such removal, which removal will be deemed effected by omission of such Title Defects on a subsequent Update or by the Title Company providing affirmative insurance as a result of actions and on terms acceptable to Purchaser against the effect of the Title Defects. Seller shall notify Purchaser in writing within five (5) days after receipt of Purchaser’s notice of Title Defects whether Seller elects to remove the same. If Seller elects not to have one or more Title Defects cured, omitted or insured over or if, after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure such Title Defects, then, subject to Section 3.2.3, Purchaser shall, by notice to Seller given within five (5) days after receipt of Seller’s notice, either elect to terminate this Agreement, in which event the Deposit shall be paid to Purchaser and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or waive such Title Defects, in which event such Title Defects shall be deemed “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

3.2.2 Discharge of Title Objections. If on the Closing Date there are any title objections or Title Defects which Seller has elected or is obligated to pay and discharge, Seller may use any portion of the Balance to satisfy the same, provided Seller shall deliver to Purchaser at the Closing instruments in recordable form and sufficient to satisfy such title objections or Title Defects of record, together with the cost of recording or filing such instruments, or provided that Seller shall cause the Title Company to insure over the same, without any additional cost to Purchaser.

3.2.3 Certain Title Objections. Notwithstanding anything to the contrary in Section 3.2.1, Seller shall cause to be removed any mortgage, deed of trust or other lien or judgment (other than the lien of the loan documents securing the Loan) and any Title Objection caused by Seller or the Project Partnership after the date hereof and not otherwise permitted by this Agreement.

3.3 Project Partnership Title Policy. The Project Partnership currently is insured under an ALTA Form B- 1992 Policy of Title Insurance issued by First American Title Insurance Company (the “Existing Title Policy”). Notwithstanding any provision of this Article 3 or any other provision of this Agreement to the contrary, if Purchaser can obtain the same title insurance coverage, as it otherwise would obtain pursuant to the procedures outlined in this Article 3 and elsewhere in this Agreement, by having the existing policy endorsed, and provided that Purchaser can obtain at a commercially reasonable cost reinsurance of portions of the title risk in amounts and with title companies within the First American Title Insurance Company “family” of insurers acceptable to Purchaser, Purchaser agrees to utilize that methodology as opposed to obtaining a new policy for the Project Partnership. Seller acknowledges that the endorsements to the Existing Title Policy referred to in the preceding sentence shall include, without limitation, a so-called “non-imputation endorsement” pursuant to which the title insurer will agree that it will not deny liability on the grounds that the insured had knowledge of any matter solely by reason of notice thereof imputed to the insured by operation of law through Seller, the General Partner, the Investor Partnership, Leo or Buck.

ARTICLE 4

PURCHASER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

4.1 Document Deliveries. Prior to the date hereof, to the extent in the possession or control (direct or indirect) of Seller, Seller furnished or caused the Project Partnership, the Investor Partnership or Buck Management either (a) to furnish or make available to Purchaser for review and copying at the offices of Buck Management in Chicago, Illinois, or, (b) at Purchaser’s request, to copy and have delivered to Purchaser at Purchaser’s address all of the following items (collectively the “Property Documents”):

4.1.1 all plans and specifications, soils, geological, environmental and governmental reports relating to development, condition, repair or maintenance of the Property including, but not limited to, the most recently obtained Phase I and/or Phase II environmental site assessments;

4.1.2 the Existing Title Policy and the Existing Survey;

4.1.3 all books and records relating to the operation of the Property, the organization and operation of the Project Partnership and the acquisition of the Project Partnership interest by the Investor Partnership and its predecessor in interest, the organization and operation of the Investor Partnership and the acquisition of the general partnership interest in the Investor Partnership by Seller, including, without limitation the Certificates of Limited Partnership of the Project Partnership and the Investor Partnership and all amendments thereto (collectively, the “Certificates”), the Project Partnership Agreement and the Investor Partnership Agreement, and all amendments thereto, and all records relating to the capital accounts of the partners of the Project Partnership and the Investor Partnership and relating to any loans made by the partners (or any of their respective affiliates) to the Project Partnership or the Investor Partnership;

4.1.4 the tax due diligence items described on Schedule 4.1.4 attached hereto;

4.1.5 all Leases and associated lease files, any financial statements or other financial information of the tenants of the Property (collectively, “Tenants”) (including, but not limited to, any financial statements furnished by Leo pursuant to Section 38 of the Amended and Restated Lease dated February 15, 1997, by and between the Project Partnership and Leo), any written information relative to the payment history of the Tenants, including a current aged tenant receivable report, and all Tenants correspondence sent to or sent by such Tenants with respect to the Property;

4.1.6 copies of all property tax bills and assessor’s statements of current assessed value of the Property for the most current year that have been issued and the year prior to the most current year;

4.1.7 all operating budgets for 2001, 2002 and 2003 and operating statements for the Property, the Project Partnership and the Investor Partnership for 2001, 2002 and 2003 (January 1, 2003 to date);

4.1.8 all management agreements, all service agreements, maintenance agreements, leasing agreements, commission agreements, license agreements and all maintenance records and lease commissions records and other contracts relating to the Property, the Project Partnership or Investor Partnership, including, but not limited to, the Buck Service Agreements and all agreements relating to HVAC maintenance, janitorial, waste disposal, pest control, window washing, marble maintenance, landscaping, security and utility services;

4.1.9 all permits, licenses or other similar documents relating to the use, occupancy or operation of the Property, including by not limited to, the Certificates of Occupancy issued by the City of Chicago, and the Redevelopment Agreement with the City of Chicago referred to in Section 27(G) of the Lease with W & S, together with First Amendment to Redevelopment Agreement, dated March 1, 1994 (the “Redevelopment Agreement”);

4.1.10 copies of any notices relating to the Property from the City of Chicago or other governmental authority;

4.1.11 copies of all warranties, guaranties or indemnities relating to the Property, the Project Partnership or the Investor Partnership;

4.1.12 all agreements, instruments and documents evidencing, securing and/or guaranteeing the Loan and any other outstanding debts, indebtedness or liabilities of the Project, the Project Partnership or the Investor Partnership; and

4.1.13 all other documents, records or other information reasonably requested in writing of Seller by Purchaser on or prior to the Due Diligence Date.

4.2 Due Diligence Date. Purchaser shall have the right to conduct, at Purchaser’s sole cost and expense, such examinations, inspections, testing, studies and/or investigations of the Property as Purchaser deems appropriate, subject to the terms and conditions hereof, commencing prior to the execution of this Agreement and continuing for a period that will expire at 5:00 pm Eastern Time on the date this Agreement is fully executed and delivered and the Deposit paid to Escrow Agent (the “Due Diligence Date”). Unless this Agreement is terminated pursuant to Section 4.8, Purchaser may continue to conduct such examinations, inspections, testing, studies and/or investigations of the Property during the period after the Due Diligence Date and until Closing. Prior to the execution of this Agreement, Purchaser has furnished to Seller complete and correct copies of the written letter agreements or term sheets Purchaser has heretofore entered into with Leo (and its parent Publicis Groupe S.A.) on the modifications to be made to the Project Partnership Agreement and Lease with Leo and with Buck on the modifications to be made to the Investor Partnership Agreement.

4.3 Conduct of Due Diligence. In conduction any on-site examinations, inspections, testing, studies and/or investigations of the Property, Purchaser shall comply with the following procedures:

4.3.1 Manner of Entry: Non-Invasive Work. Purchaser shall conduct (and shall cause its employees, representatives, advisors, agents and contractors (collectively, with Purchaser, “Purchaser Group”) to conduct any entry at the Property and any Purchaser’s Work (as hereinafter defined) so as to minimize, to the greatest extent possible, any material interference with any Tenant’s business, and otherwise in a manner reasonably acceptable to Seller. Prior to any entry to perform any non-invasive inspections or investigations or other non-invasive work pertaining to the Property, including, without being limited to, visual inspections of the Improvements and land surveys (collectively, “Non-Invasive Work”), Purchaser shall give notice to James M. Hanson or Bruce G. Miller of Broker (“Seller’s Representative”) at least one (1) business day in advance of any intended Non-Invasive Work. Any Purchaser’s Work shall be coordinated with Seller’s Representative. Any notice pursuant to this paragraph shall be given during business hours on a business day and may be given orally (to be confirmed by fax) or by fax. Such notice shall include, without being limited to, the identity of the company or persons who will perform such Non-Invasive Work and the nature and scope thereof.

4.3.2 Invasive Work. If Purchaser desires to perform any invasive testing of the Property, including, without being limited to, any sampling in connection with any Phase II environmental assessments of the Property, or any other investigation that will involve the removal of flooring, making excavations or test borings, disturbance of any plants, trees or shrubs, or any other invasive test or activity (collectively, “Invasive Testing”), then Purchaser shall provide to Seller’s Representative a written request for approval therefor (“Invasive Testing Request”), which Invasive Testing Request shall include the nature and scope of the proposed Invasive Testing and the identity of the company or persons by whom it would be performed. Seller shall approve or disapprove, in Seller’s sole discretion, any such Invasive Testing Request in writing within two (2) business days following Seller’s receipt thereof, if received on a business day. The Non-Invasive Work and, if applicable and approved by Seller any Invasive Testing, are collectively referred to herein as “Purchaser’s Work”.

4.3.3 Restoration. Upon completion of any Purchaser’s Work, Purchaser shall, at its cost, restore the Property to as near to its original condition as feasible, including filling and resurfacing to match existing surfaces, replacing or restoring any vegetation that is damaged and generally putting the Property and all points of entry by the inspectors in substantially the same condition as before such inspection or entry (to the extent same was caused by Purchaser’s Work). The provisions of this paragraph shall survive termination of this Agreement.

4.3.4 Compliance with Laws. Purchaser shall comply with all laws and regulations, including, without being limited to, obtaining any necessary permits for any of Purchaser’s Work.

4.3.5 Responsibility for Expenses. Purchaser shall be solely responsible for the cost and expense of all Purchaser’s Work including, without being limited to, the cost of restoring or repairing the Property as required above. The provisions of this paragraph shall survive termination of this Agreement.

4.3.6 Liens and Claims. Purchaser shall not permit any mechanic’s, materialmen’s, or other similar liens or claims to stand against the Property for labor or materials furnished in connection with any Purchaser’s Work performed by Purchaser under this Agreement, and Purchaser shall promptly cause any such lien to be released at Purchaser’s sole expense. At Seller’s request, Purchaser shall execute, and Seller may record and post at the Property, one or more notices of nonresponsibility for the benefit of Seller in accordance with applicable law. The provisions of this paragraph shall survive termination of this Agreement.

4.3.7 Cooperation. Seller may have its representatives present to observe any Purchaser’s Work, and Purchaser and Seller shall take reasonable steps to coordinate the performance of Purchaser’s Work to permit such observation.

4.3.8 Insurance and Indemnity. Prior to performing any Purchaser’s Work hereunder, Purchaser shall provide Seller with evidence of Purchaser’s public liability insurance in an amount not less than Two Million Dollars ($2,000,000). Purchaser shall indemnify, defend, with counsel reasonably acceptable to Seller, and hold Seller harmless from all expenses, losses, damages and claims (including Seller’s reasonable attorneys’ fees or disbursements), actually incurred by Seller, arising out of the acts or activities of Purchaser or Purchaser’s Group on or about the Property pursuant to this Agreement other than as a result of the discovery of any hazardous substances currently on the Property. Additionally, Purchaser’s indemnification obligations under this paragraph shall expressly exclude consequential, punitive or special damages. The limits on insurance in this paragraph shall in no way limit or restrict the scope of the indemnity set forth in this paragraph. The provisions of this paragraph shall survive termination of this Agreement.

4.4 Tenant Contact. Seller shall use commercially reasonable efforts to arrange or shall cause Buck Management to use commercially reasonable efforts to arrange separate meetings between Purchaser and each of the Tenants, and Seller’s Representative shall participate in any such meetings between Purchaser and the Tenants. Neither Purchaser nor any member of Purchaser’s Group shall contact any Tenant, directly or indirectly, without giving Seller’s Representative not less than one (1) business day’s prior telephonic notice of the date and time proposed by Purchaser for the contact. Seller shall be entitled to have Seller’s Representative present on any telephone or other contact made by Purchaser to any Tenant. So long as Seller’s Representative receives not less than one (1) business day’s prior telephonic notice of the date and time proposed by Purchaser for the contact with any Tenant and such proposed contact is during normal business hours, Seller agrees to cause Seller’s Representative to be available for such proposed contact. Notwithstanding anything to the contrary in this Section, Purchaser has completed to its satisfaction all Tenant interviews.

4.5 Governmental Contacts. Other than to perform customary title searches, violations searches of databases available to the public and zoning investigations or to obtain a permit necessary for any Purchaser’s Work, neither Purchaser nor any member of Purchaser’s Group shall contact any governmental authority with respect to any matters relating to the Property without giving Seller’s Representative not less than one (1) business day’s prior telephonic notice of the date and time proposed by Purchaser for the contact with any governmental authority. Seller shall be entitled to have Seller’s Representative present on any telephone or other contact made by Purchaser to any governmental authority. So long as Seller’s Representative receives not less than one (1) business day’s prior telephonic notice of the date and time proposed by Purchaser for the contact with any governmental authority and such proposed contact is during normal business hours, Seller agrees to cause Seller’s Representative to be available for such proposed contact.

4.6 Delivery of Third-Party Reports. Promptly after any termination of this Agreement by Purchaser for any reason other than Seller’s default, Purchaser shall deliver to Seller copies of all third-party reports commissioned by Purchaser evidencing the results of tests, studies or inspections of the Property and all documents copied for Purchaser pursuant to Section 4.1; provided, however, that Purchaser makes no representation or warranty whatsoever with respect to any of such third party reports or the results thereof, including, without limitation, the ownership, accuracy or completeness of any such third party reports.

4.7 Confidentiality. Purchaser hereby agrees that the information gained through access to the Property and the Property Documents shall be used solely for the purpose of evaluating the Property and the purchase of the VV City Interest and that such information shall be kept confidential by Purchaser; provided, however, that any of such information may be disclosed to (a) the Purchaser Group and Purchaser’s consultants, accountants, attorneys and rating agencies, (b) potential equity and financing sources and (c) as required under applicable law, it being understood that (i) such persons shall be informed by Purchaser of the confidential nature of such information and (ii) Purchaser shall instruct such parties to maintain the confidentiality of such information. If Purchaser is required by applicable law to disclose any such information, it is agreed that Purchaser shall provide Seller with prompt notice of any request or requirement for disclosure so that Seller may seek an appropriate protective order. It is further agreed that, notwithstanding any pursuit of a protective order, if Purchaser is legally obligated to disclose any such information, then Purchaser may disclose such information to the extent so obligated, and Purchaser shall not be liable for such disclosure. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this paragraph and that Seller shall be entitled to specific performance of Purchaser’s confidentiality covenant and injunctive or other equitable relief as a remedy for any such breach, in addition to all other remedies available at law or equity to Seller. The provisions of this paragraph shall survive termination of this Agreement, but shall not survive the Closing.

4.8 Termination of Agreement. Purchaser shall have until 5:00 pm Eastern Time on the Due Diligence Date to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement at any time for any reason or no reason on or before the Due Diligence Date by giving written notice to Seller of such election to terminate. If Purchaser so elects to terminate this Agreement pursuant to this Section 4.8, and if such written notice to Seller is given on or before the Due Diligence Date, the Escrow Agent shall return to Purchaser the Deposit within three (3) business days after receipt of written notice of Purchaser’s termination of the Agreement pursuant to this Section 4.8, and thereafter neither Seller nor Purchaser shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement. If Purchaser fails to terminate this Agreement on or before the Due Diligence Date, Purchaser shall be deemed to have waived its rights to terminate this Agreement in accordance with this Section 4.8. Purchaser and Seller acknowledge that upon the full execution and delivery of this Agreement and the deposit by Purchaser of the Deposit with Escrow Agent, the Due Diligence Date shall have lapsed and, notwithstanding any provision of this Agreement to the contrary, Purchaser shall have waived its right to terminate this Agreement pursuant to this Section 4.8. In particular and without limiting the generality of the foregoing, prior to the execution and delivery of this Agreement, Purchaser raised with Seller certain concerns about the Real Property and Purchaser acknowledges that the Purchase Price is reduced from the purchase price that had been previously discussed between Purchaser and Seller in full satisfaction of such concerns.

4.9 Property “As is”.

(a) Purchaser acknowledges and agrees that at the Closing of the purchase of the VV City Interest (i) subject to the terms of this Agreement and except as otherwise herein provided, the condition of the Property shall be “As Is, Where Is, with All Faults” and with all latent and patent defects, with no right of setoff or reduction in the Purchase Price; (ii) except for (a) Seller’s representations and warranties set forth in Section 8.2, Section 8.3, and Section 9.2.2, and (b) the warranty of title to be given in the Partnership Interest Assignment (as defined in Section 6.3(a)) (herein collectively called the “Seller’s Warranties”), none of Seller, its counsel, Jones Lang LaSalle Americas, Inc. (the “Broker”), the Broker’s sales agents, Seller’s Asset Manager, Seller’s Representative, nor any partner, officer, director, employee, agent or attorney of Seller, its counsel or the Broker, nor any other party related in any way to any of the foregoing (all of which parties are herein collectively called the “Seller Parties”) have or shall be deemed to have made any oral or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Purchaser with respect to the Property, any matter set forth, contained or addressed in the Property Documents (including, but not limited to, the accuracy and completeness thereof) or the results of the investigations; and (iii) as of the Due Diligence Date, Purchaser shall have had the opportunity to conduct due diligence and inspections and to confirm independently all information that

Purchaser considers material to its purchase of the VV City Interest or the Transaction. Purchaser specifically acknowledges that, except for Seller’s Warranties, Purchaser is not relying on (and Seller and each of the other Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any other Seller Parties, as to: (1) the operation of the Property or the income potential, uses, or merchantability or fitness of any portion of the Property for a particular purpose; (2) the physical condition, whether visible or not, of the Property or the condition or safety of the Property or any improvements thereon, including, but not limited to, plumbing, sewer, heating, ventilating and air conditioning, life safety, building management, vertical transportation, and electrical systems, roofing, foundations, soils and geology, including hazardous materials, lot size, or suitability of the Property or any improvements thereon for a particular purpose; (3) the presence or absence, location or scope of any hazardous materials in, at, or under the Property; (4) whether the building equipment, if any, plumbing or utilities are in working order; (5) the habitability or suitability for occupancy of any structure and the quality of its construction; (6) whether the improvements arc structurally sound, in good condition, or in compliance with applicable municipal, county, state or federal statutes, codes or ordinances; (7) the accuracy of any statements, calculations or conditions stated or set forth in Seller’s books and records concerning the Property or set forth in any of Seller’s offering materials with respect to the Property; (8) the dimensions of the Property or the accuracy of any floor plans, square footage, lease abstracts, sketches, revenue or expense projections related to the Property; (9) the operating performance, the income and expenses of the Property or the economic status of the Property; (10) the ability of Purchaser to obtain any and all necessary governmental approvals or permits for Purchaser’s intended use and development of the Property or any of the documents; (11) the leasing status of the Property or the intentions of any parties with respect to the negotiation and/or execution of any lease for any portion of the Property; and (12) Seller’s ownership of any portion of the Property. Purchaser further acknowledges and agrees that Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller, its officers, directors, contractors, agents or employees.

(b) Purchaser, for Purchaser and Purchaser’s successors and assigns, hereby releases Seller from, and waives all claims and liability against Seller for or attributable to any claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq.) (“CERCLA”); (B) the Resource Conservation And Recovery Act (42 U.S.C. Section 6901 et seq.); (C) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (D) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (B) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (F) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (G) the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201 and Section 300 et seq.); (H) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.); (I) the Superfund Amendments and Reauthorization Act Of 1986 (codified in various sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.);

(J) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Section 1101 et seq.); (K) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. Section 7901 et seq.); (L) the Occupational Safety & Health Act (29 U.S.C. Section 655 et seq.); (M) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.); (N) the Noise Control Act (42 U.S.C. Section 4901 et seq.); (0) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 1100 et seq.) and any other federal or state based statutory, common law or regulatory causes of action for environmental contamination at, in or under the Real Property; provided, however, that such release and waiver shall be inapplicable to any claim or action arising pursuant to the provisions of this Agreement for breach of Seller’s Warranties to the extent Seller’s Warranties survive Closing or for which Seller, the Project Partnership or the Investor Partnership shall have acted with willful misconduct or a knowing violation of the law at any time Seller owned an interest, directly or indirectly, in the Project Partnership, the Investor Partnership or the Property.

(c) For purposes of this Agreement, the term “Hazardous Material” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

(d) Purchaser acknowledges and agrees that the provisions of this Article 4 were a material factor in Seller’s acceptance of the Purchase Price and Seller is unwilling to sell the VV City Interest unless Seller and the other Seller Parties are expressly released as set forth in Section 4.2(b).

(e) Notwithstanding anything to the contrary herein, the provisions of this Section 4.2 shall survive the Closing and shall not be merged therein.

ARTICLE 5

ADJUSTMENTS AND PRORATIONS

5.1 Closing of Books; Cash Distributions. The books, records and accounts of the Project Partnership and Investor Partnership shall be closed as of 11:59 p.m. on the day immediately preceding the Closing Date, with Seller being deemed the owner of the VV City Interest through such time for the purposes of allocating items of income and expense between Seller and Purchaser. Nothing contained herein shall prevent or impair Seller’s rights to cause the Project Partnership, and, in turn, the Investor Partnership, to make distributions to the partners of the respective partnerships of “Net Cash Flow” (as such terms are defined in the Project Partnership Agreement and Investor Partnership Agreement, respectively) from and after the date of this Agreement until Closing; provided, however, (i) in no event shall Seller cause the Project Partnership to distribute any security deposits held by the Project Partnership pursuant to the Leases; and (ii) Seller shall receive a credit at Closing in the amount of 94.5124% of any cash reserves of the Project Partnership not distributed to the partners of the Project Partnership with such “Net Cash Flow.”

5.2 Prorations and Adjustments. The Purchase Price shall be adjusted for 94.5124% of the following items of income and expense, or as otherwise expressly stated, which shall be prorated as of Closing.

5.2.1 Rents. All rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges, and other revenue of any kind (collectively, “Rents”) collected from the tenants under the Leases shall be prorated between Seller and Purchaser as of the day prior to the Closing Date. Seller shall be entitled to all Rents attributable to any period under the Leases to but not including the Closing Date. Purchaser shall be entitled to all Rents attributable to any period under the Leases from and after the Closing Date. With respect to the Rents due landlord under the Leases as of the Closing Date but not collected as of the Closing Date, Purchaser shall make a good faith effort to collect the same on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Purchaser shall survive the Closing and not be merged therein); provided, however, that all Rents due landlord under the Leases collected by Purchaser on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents due Purchaser as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. To the extent the monthly installments of principal and interest paid by W & S under any of the W & S Promissory Notes are not credited against Rents payable by W & S under the Lease with W & S, such monthly installments of principal and interest shall be prorated between Seller and Purchaser in the same manner as Rents are prorated in this Section 5.2.1 and as though such monthly installments of principal and interest were payments of base rent for the month during which such monthly installments of principal and interest are due and payable.

5.2.2 Real Estate Taxes. Purchaser acknowledges that in Cook County, Illinois, real estate taxes and assessments (“Real Estate Taxes”) for calendar year 2002 are payable in calendar year 2003 in two installments, the first of which has been paid. Purchaser further acknowledges that Real Estate Taxes for calendar year 2003 are payable in calendar year 2004. Seller shall pay (or cause the Project Partnership to pay) 100% of both installments of Real Estate Taxes due and payable prior to the Closing Date. In addition, the Real Estate Taxes for 2003 (which are payable in 2004) shall be prorated by Purchaser and Seller as follows: Seller shall have no responsibility for payment of the portion of such Real Estate Taxes for 2003 attributable to the space leased as of the Closing Date by W&S and Leo; the Real Estate Taxes for 2003 attributable to the space not leased by W&S and Leo shall be prorated at Closing by Purchaser and Seller such that Seller shall be responsible (and Purchaser shall receive a credit against the Purchase Price at Closing) only for the prorata portion thereof equal to a fraction, the numerator of which is the number of days from October 1, 2003 through the day preceding the Closing Date and the denominator of which is 365. Seller and Purchaser acknowledge that the amount of the Real Estate Taxes for 2003 will not be known as of the date of Closing, and accordingly, with respect to the 2003 Real Estate Taxes to be prorated between Seller and Purchaser, the 2003 Real Estate Taxes shall be estimated to be 110% of the amount of the 2002 Real Estate Taxes, and such proration shall be adjusted between Seller and Purchaser (and appropriate payments shall be made between Seller and Purchaser) when the actual amount of the 2003 Real Estate Taxes have been billed by the applicable taxing authority. For example, assuming a Closing on October 31, 2003, Real Estate Taxes will be prorated as shown on Exhibit X, attached hereto and by this reference made a part hereof, and Seller and Purchaser approve the methodology set forth on such Exhibit.

5.2.3 Loan Interest. All accrued and unpaid interest due the Lenders under the Loan.

5.2.4 Utility Charges. Utility bills and charges payable with respect to the Property.

5.2.5 Operating Agreements. Charges payable under the Operating Agreements.

5.2.6 Other Tenant Charges. Where the Leases contain Tenant obligations for taxes, common area expenses, operating expenses or additional charges of any nature, and where the Project Partnership shall have collected on an estimated basis any portion thereof in excess of amounts owed by the Project Partnership for such items for the period prior to the date of Closing, then there shall be an adjustment and credit given to Purchaser on the date of Closing for such excess amounts collected. Purchaser shall cause all such excess amounts to be applied by the Project Partnership to the charges owed by the Project Partnership for such items for the period after the date of Closing, and if required by the applicable Leases, shall rebate or credit the Tenants with any remainder. If it is determined subsequent to the Closing that the amounts collected during Seller’s period of ownership of the VV City Interest exceeded expenses incurred during the same period by more than the amount previously credited to Purchaser at Closing, then Seller shall promptly pay to the Investor Partnership the deficiency. If it is determined subsequent to Closing that the amount collected during Seller’s period of ownership of the VV City Interest exceeded expenses incurred during the same period by less than the amount previously credited to Purchaser at Closing, then Purchaser shall promptly pay (or cause the Investor Partnership to pay) to Seller the overpayment.

5.2.7 Other Operating Expenses. All other operating expenses of the Property, including personal property taxes applicable to the Personal Property.

5.2.8 Deposits. At Closing (A) Seller shall credit to the account of Purchaser any security deposits actually held by Seller (as distinguished from the Project Partnership) pursuant to the Leases (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Leases), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted by the Project Partnership with utility companies serving the Property.

5.2.9 Remedial Indemnification Amount. Purchaser acknowledges that the Project Partnership is obligated to pay Leo certain annual tax liabilities under Section 25 of the Project Partnership Agreement in the amount of $334,264 for 2004. Seller agrees that, as between Seller and Purchaser, Seller is to bear the cost of payment to Leo for an annual tax indemnity payment under the Project Partnership Agreement in the amount of $363,490 for 2003, and Purchaser shall receive a credit against payment of the Purchase Price for 100% of this amount, unless Seller actually pays such amount at or prior to Closing.

5.2.10 Certain Escrows. The Project Partnership is holding an escrow of payments from Leo for Leo’s obligation to pay a pro rata portion of the Real Estate Taxes and such escrow shall remain with the Project Partnership after Closing and not be disbursed to Seller. Lenders are holding funds in a tax escrow which funds shall remain with Lender and Seller shall reserve a credit at Closing for 94.5124% of the balance in that tax escrow account as of the date of Closing.

5.3 Post Closing Adjustments. All items of revenue and expense relating to the Property, irrespective of whether such items are prorated at Closing in accordance with Section 5.2 and including but not limited to (i) payments under the Operating Agreements which are not the direct obligation of Tenants pursuant to the Leases, (ii) gas, electricity or other utility charges which are not the direct obligation of Tenants pursuant to the Lease, and (iii) any other operating expenses or other items which are customarily prorated between a purchaser and a seller in the area in which the Property is located, shall be reprorated after completion of the reconciliation of operating expenses with the Tenants of the Property for calendar year 2003, and such reconciliation shall be done a month-to-month basis. Purchaser shall prepare and present to Seller a calculation of any item subject to reproration and shall furnish such statement to Seller for its review.

5.4 Tax Returns. Seller and Purchaser acknowledge and agree that they shall cooperate to cause the Investor Partnership and the Project Partnership to prepare and file in a timely manner all appropriate tax returns and other information for the period prior to Closing in the same manner as such tax returns and other information heretofore have been prepared, except for changes required by changes in applicable laws or changes in fact. To the extent any items are not covered by past practices, such Tax Returns shall be prepared in accordance with reasonable tax accounting practices selected by Purchaser.

5.5 Closing Costs. Purchaser shall pay (i) City of Chicago transfer taxes; (ii) all costs of Purchaser’s due diligence; (iii) all costs of its third party consultants; (iv) one-half of all escrow charges, if any, payable to the Escrow Agent; and (v) all fees and expenses of the Lenders for consenting to the Transaction. Seller shall pay (i) all premiums and charges of the Title Company for the title examination and the Owner’s Policy of Title Insurance (including any endorsements) to be issued pursuant to the Closing Title Commitment; (ii) the expense incurred in updating the Existing Survey; (iii) all recording and filing charges in connection with the Transaction; (iv) state and county property/deed transfer tax; (v) one-half of all escrow charges, if any, payable to the Escrow Agent; (vi) the cost of obtaining the opinions referred to in Section 6.3(k) hereof; and (vii) any other costs customarily paid by Seller pursuant to local practice. Each party shall pay its own attorneys. In the event that Purchaser elects to prepay the Loan at the Closing, Purchaser agrees to pay all fees and expenses due Lender necessary to make such prepayment, including the prepayment fees specified in the Loan Documents and agrees to pay all indemnity payments due Leo pursuant to the terms of the Project Partnership Agreement which are triggered as a result of such prepayment. The obligation of Seller to pay applicable escrow charges shall survive the termination of this Agreement.

5.6 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Purchaser, such sum shall be paid (at Seller’s option) at the Closing by wire transfer of immediately available funds to an account designated by Purchaser or by giving Purchaser a credit against the Balance in the amount of such credit balance, or (b) to Seller, Purchaser shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available finds to the account or accounts to be designated by Seller for the payment of the Balance.

5.7 Delayed Adjustment. If at any time following the Closing Date, the amount of an item listed in any section of this Article 5 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing.

5.8 Survival. The provisions of this Article 5 shall survive the Closing and not be merged therein.

ARTICLE 6

CLOSING

Seller and Purchaser hereby agree that the transaction contemplated by this Agreement (the “Transaction”) shall be consummated as follows:

6.1 Closing Date. Subject to Seller’s and Purchaser’s right to extend the Closing as provided in this Agreement and provided that all conditions precedent to Purchaser’s and Seller’s obligations hereunder have been satisfied or waived in writing, the Transaction shall close (“Closing”) on October 31, 2003 (the “Closing Date”). The Closing shall be effected by an escrow closing without the physical presence of Seller or Purchaser at the Closing pursuant to which event all documents and funds required to effect the Closing shall be delivered into escrow with the Escrow Agent pursuant to mutually agreeable escrow instructions. Purchaser and Seller shall each have the right to extend the Closing by written notice to the other given on or before the initial date scheduled for the Closing by a period of up to ten (10) days.

6.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied (or waived in writing), Seller agrees to convey title to the VV City Interest free and clear of all Encumbrances contemporaneously upon confirmation of delivery of the Balance as set forth below. Provided all conditions precedent to Purchaser’s obligations hereunder have been satisfied (or waived in writing), Purchaser agrees to deliver the Balance as specified in Section 2.4 by timely delivering the same to Seller no later than 2:00 p.m. Eastern Time on the Closing Date.

6.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to the Purchaser the following:

(a) Partnership Interest Assignment. A duly executed instrument pursuant to which Seller assigns, transfers and conveys to Purchaser the VV City Interest substantially in the form of Exhibit E attached hereto, which instrument shall contain a general warranty of title as to the VV City Interest and a representation and warranty by Seller to Purchaser that it is conveying the VV City Interest free and clear of any and all liens and Encumbrances (the “Partnership Interest Assignment”).

(b) Non-Foreign Status Affidavit. A non-foreign status affidavit substantially in the form of Exhibit F, as required by Section 1445 of the Internal Revenue Code.

(c) Affidavit. An Affidavit made to knowledge in a form and substance acceptable to the Title Company stating that there are no known boundary disputes with respect to the Property, that there are no parties in possession of the Property other than the Project Partnership, Leo, W&S and the Tenants under the Leases, that except for Broker there are no brokers for the transactions contemplated in this Agreement claiming through Seller, that any improvements or repairs made by, or for the account of, or at the instance of the Project Partnership, the Investor Partnership or Buck Management have been paid in full (or that adequate provision has been made therefor to the reasonable satisfaction of the Title Company), and including such other matters as may be reasonably requested by the Title Company.

(d) Amendment to Investor Partnership Agreement. An amendment to (or an amendment to and restatement of) the Investor Partnership Agreement in form and substance reasonably satisfactory to the Purchaser whereby Seller withdraws as the general partner of the Investor Partnership and Purchaser is admitted as the sole general partner of the Investor Partnership.

(e) Evidence of Authority. (i) Documentation to establish to Purchaser’s reasonable satisfaction the due authorization of Seller’s sale of the VV City Interest and Seller’s delivery of the documents required to be delivered by Seller pursuant to this Agreement (including, but not limited to, resolutions of Seller and the General Partner and incumbency certificates of Seller and the General Partner; and (ii) a certificate of Seller with respect to the authority to act on behalf of Seller of the individual executing on behalf of Seller all documents contemplated by this Agreement, which certificate shall be sufficient to cause the Title Company to issue the Closing Title Commitment to Purchaser.

(f) Seller’s Certificate. A certificate of an officer of Seller certifying that all representations and warranties contained in this Agreement are true and correct as of the Closing Date in all material respects and that Seller has performed, complied and fulfilled all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied or fulfilled by Seller on or prior to the Closing Date.

(g) Transfer Taxes. If applicable, duly completed and signed real estate transfer tax returns.

(h) Keys and Records. All of the keys to any door or lock on the Property, all warranties, guaranties, plans and specifications, the original Leases, the original W & S Promissory Notes, the original Redevelopment Agreement, and the original tenant files and other books and records relating to the Property in Seller’s, the Project Partnership’s or the Investor Partnership’s possession, which delivery contemplated in this subparagraph (h) with respect to any such items shall be satisfied if the applicable items are located in the on-site management office at the Property at the time of the Closing.

(i) Resignations. To the extent applicable, signed resignations of all officers, managers or directors of the Investor Partnership and the Project Partnership.

(j) Legal Opinions. An opinion of King & Spalding, counsel to Seller, dated the Closing Date substantially in the form of Exhibit G attached hereto.

(k) Notice of Sale to Tenants. Notices to tenants, as contemplated by Section 9.1.8 hereof, executed by Seller, the Project Partnership and the Investor Partnership.

(l) Notices of Sale to Service Contractors. Notices to service contractors, as contemplated by Section 9.1.9 executed by Seller, the Project Partnership and the Investor Partnership.

(m) Settlement Statement. An executed copy of the settlement statement setting forth the amounts paid on behalf of and/or credited to each of Purchaser and Seller under this Agreement.

(n) Bank Accounts. Signature cards and resolutions transferring signature authority as to the Investor Partnership’s and Project Partnership’s respective bank, brokerage and other accounts, to a person or persons designated by Purchaser.

(o) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Purchaser to consummate the Transaction.

6.4 Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) Balance. The Balance, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Purchaser at Closing.

(b) Purchaser’s Certificates. A certificate of an officer of Purchaser certifying that the representations and warranties of Purchaser set forth in this Agreement are true and correct as of the Closing Date in all material respects and that Purchaser has performed, complied with and fulfilled all of the covenants and agreements of Purchaser required to be performed on or prior to the Closing Date.

(c) Evidence of Authority. A copy of resolutions of the Board of Directors of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser, authorizing the purchase of the VV City Interest and the Transaction contemplated herein.

(d) Settlement Statement. An executed copy of the settlement statement setting forth the amounts paid on behalf of and/or credited to each of Purchaser and Seller under this Agreement.

(e) Transfer Taxes. If applicable, duly completed and signed real estate transfer tax returns.

(f) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Purchaser to consummate the Transaction.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a) Representations True. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date;

(b) Purchaser’s Deliveries Complete. Purchaser shall have delivered the funds required hereunder and all of the documents to be executed by Purchaser set forth in Section 6.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Purchaser at or prior to the Closing;

(c) Consent of Lenders. The Lenders shall have consented to this Transaction, which consent shall not be subject to any condition or requirement imposed by the Lenders upon Seller or which affects Seller that Seller, in the exercise of its sole discretion, determines to be unacceptable; provided, further such consent of Lenders shall include a written agreement by the Lenders that at Closing, or within fifteen (15) days thereafter, Lenders shall return to Seller the original letter of credit, without having made any draws against such letter of credit, delivered by Seller to Lenders pursuant to the Agreement Regarding Indemnity. Seller agrees to provide written notice to Purchaser of any specific conditions or requirements imposed by the Lenders that Seller determines to be unacceptable. If Seller shall determine that any such conditions or requirements imposed by the Lenders are unacceptable to Seller, upon Purchaser’s request, Seller and

Purchaser shall in good faith seek to obtain the elimination of or changes to such conditions or requirements imposed by the Lenders in a manner acceptable to Seller in its sole discretion;

(d) Waiver of Tax Opinion. Leo shall have waived in writing its right under the Project Partnership Agreement to require a legal opinion from Mayer Brown & Platt (or other counsel reasonably acceptable to Leo) as a condition to the transfer by Seller to Purchaser of the VV City Interest. Seller agrees to use commercially reasonable efforts to obtain such waiver from Leo;

(e) Leo Tax Agreement. Seller shall have obtained from Leo a written agreement in form and content acceptable to Purchaser in the exercise of its commercially reasonable judgment, which provides that, with respect to any claim Leo may have against the Project Partnership, the Investor Partnership and its general partner arising out of or resulting from any breach of the “Debt Maintenance Requirement” under Section 24 of the Project Partnership Agreement, or arising out of or resulting from the amended tax returns being filed as provided in Section 9.1.15 hereof, or arising out of or resulting from the circumstances giving rise to the need to file such amended tax returns, in each case with respect to any transaction, act or omission occurring prior to the Closing Date, Leo will not look to any of, and shall release each of, the Project Partnership, the Investor Partnership and Purchaser, as the successor general partner of the Investor Partnership or otherwise, from any liability with respect to any such claims or payments, and Leo will look solely to Seller for satisfaction of any such claims or payments and will agree that Seller’s liability for any such claims or payments will be limited to transactions, acts or omissions occurring during the period between April 27, 2000 and the day preceding the Closing Date. Seller agrees to use commercially reasonable efforts to obtain such waiver from Leo; and

(f) Seller Guaranty. Seller shall have obtained from Leo a written agreement pursuant to which Leo shall release Seller from all claims Leo may have under that certain Guaranty executed by Seller in favor of Leo dated April 27, 2000 that are based upon or arise from facts or circumstances that occur on or after the Closing Date.

7.2 Purchaser’s Obligations. Purchaser’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Purchaser in writing, at its sole option:

(a) Representations True. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date; provided, however, that for purposes of determining whether this condition has been satisfied, such representations and warranties shall not be deemed to be qualified or modified by what Purchaser knows or is deemed to know;

(b) Title Conditions Satisfied. At Closing, the Title Company shall issue to the Project Partnership, at Seller’s sole cost and expense, the Title Commitment (as updated by any Updates through the Closing Date and including such of the endorsements listed on Exhibit D attached hereto), “marked” to effect insurance coverage (or at Purchaser’s option, a policy of title insurance) subject only to the Permitted Exceptions (the “Closing Title Commitment”), in the amount of $283,000,000, committing to insure or insuring that, upon payment of the applicable premium and costs and compliance with any requirements related to Purchaser, fee simple title to the Real Property is vested in the Project Partnership subject only to the Permitted Exceptions. Purchaser shall be entitled to request that the Title Company provide, at Purchaser’s sole cost and expense, such endorsements (or amendments) to the Closing Title Commitment (in addition to these listed on Exhibit D) as Purchaser may reasonably require, provided that (i) such additional endorsements (or amendments) shall be at no cost or additional liability to Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such additional endorsements and, if Purchaser is unable to obtain such additional endorsements, Purchaser shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request; notwithstanding any provision of this Agreement to the contrary, if the Title Company issues a policy of title insurance to the Project Partnership that is the same as the pro-forma policy attached hereto as Exhibit Z hereto, this condition shall be deemed fully satisfied;

(c) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 6.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing;

(d) Tenant Estoppel Certificates. Seller shall have received and delivered to Purchaser, tenant estoppel certificates executed by Leo and W&S in the forms of Exhibit H and I, respectively, in each case without material modification and dated within thirty (30) days prior to the initial Closing Date (October 31, 2003). In addition, if Seller shall have received a tenant estoppel certificate from any Tenant other than Leo and W&S, such tenant estoppel certificate shall not disclose or allege (i) any material default or breach of the applicable lease by either the landlord or the Tenant thereunder, (ii) the non-performance by the landlord thereunder of any material obligation of the landlord (which has not been performed by the Project Partnership prior to Closing), or (iii) a material claim by the Tenant against the landlord (which has not been satisfied or resolved by the Project Partnership prior to the Closing). If at any time prior to Closing Seller shall receive a tenant estoppel certificate from a Tenant which shall disclose or allege any of the matters set forth in items (i), (ii) or (iii) above, then Seller shall, at its option, have a period of up to fifteen (15) days (and the Closing shall be extended accordingly if necessary) within which to resolve any such allegation, claim or default and obtain an updated tenant estoppel certificate from such Tenant reflecting the elimination of all such allegations, claims or defaults; provided, however, if the allegation, claim or default is of a nature that it can be resolved by the payment or expenditure of an agreed-upon fixed or liquidated amount of money, Seller shall be deemed to have satisfied the condition set forth in the preceding sentence if Seller shall (which right shall be at Seller’s option) deposit into escrow with the Title Company at Closing an amount equal to such fixed or liquidated amount pursuant to an escrow agreement among Seller, Purchaser and the Title Company, which escrow agreement shall provide that the Title Company shall hold such escrowed amount for the purposes of assuring the availability of funds for the resolution by Seller of the particular allegation, claim or default, and which escrow agreement shall otherwise be in such form as shall be approved by Seller, Purchaser and the Title Company within such fifteen (15) day period, each acting reasonably and in good faith. In such escrow agreement, Seller shall indemnify and hold Purchaser harmless from any losses, damages, claims, actions, liabilities, and expenses, including reasonable attorneys’ fees, incurred by Purchaser relating to or arising out of the applicable allegation, claim or default, and such indemnity shall not be subject to any liability limitation set forth in Section 13.2(a) hereof;

(e) Material Adverse Change in Tenants. As of the Closing Date, there shall have been no Material Adverse Change in the financial condition of Leo or W&S from their respective financial conditions as of the date of this Agreement. For the purposes of this Section 7.2(e), a Material Adverse Change in Leo or W&S shall be defined as a change which a reasonable Person, with specific applicable industry and Tenant knowledge, would believe adversely impacts the financial strength of the Tenant in a material fashion. Examples of such a change for Leo could include (without being limited to): the loss of a significant number of clients in a short period of time; a significant lawsuit or claim filed against the firm; the loss of a large number of executives within a short period of time; or a scandal disclosed in the news which causes the management of the firm to be reasonably questioned. Examples for W&S could include (without being limited to): the loss of a significant number of clients in a short period of time; a significant lawsuit or claim filed against the firm; the loss of a large number of attorneys within a short period of time; or a scandal disclosed in the news which causes the management of the firm to be reasonably questioned;

(f) Leo. Leo shall have entered into a third amendment to (and/or restatement of) the Project Partnership Agreement (the “Restated Project Partnership Agreement”) and an amendment to its Lease, and shall have caused Publicis Groupe S.A. to guarantee such Lease, each in form and content acceptable to Purchaser addressing those matters set forth on Exhibit K attached hereto. Any and all costs and expenses attributable to such amendments and such guaranty shall be paid by Purchaser outside Closing. Leo shall have waived in writing its right of first offer under Paragraph 35 of Leo’s Lease with respect to the Transaction and shall have consented in writing to this Transaction, which consent shall not be subject to any condition or requirement imposed by Leo that Purchaser, in the exercise of its sole discretion, determines to be unacceptable;

(g) Buck. Buck shall have entered into an amendment to (or an amendment to and restatement of) the Investor Partnership Agreement in form and content acceptable to Purchaser addressing those matters set forth in the letter dated June 18, 2003, from Purchaser to Buck, attached hereto as Exhibit L. Any and all costs and expenses attributable to such amendments shall be paid by Purchaser outside Closing. Buck shall have consented in writing to this Transaction, which consent shall not be subject to any condition or requirement imposed by Buck that Purchaser, in the exercise of its sole discretion, determines to be unacceptable;

(h) Modification of the Buck Service Agreements. Buck Management shall have entered into an amendment to the Buck Services Agreements in form and substance acceptable to Purchaser addressing those matters set forth in the letter dated June 18, 2003, from Purchaser to Buck, attached hereto as Exhibit L. Any and all costs and expenses attributable to such amendments shall be paid by Purchaser outside Closing;

(i) Loan. Seller and Purchaser shall have obtained mortgage estoppel letters executed by the Lenders, addressed to the Project Partnership, and dated within thirty (30) days prior to the Closing Date (or within sixty (60) days prior to the Closing Date if Purchaser extends the Closing Date as provided in Section 6.1 hereof), which mortgage estoppel letters shall be similar in form to the Mortgage Estoppel Letters obtained from the Lenders dated April 27, 2000, except that the factual information set forth therein shall be updated to the date of such newly obtained mortgage estoppel letters, and Purchaser shall have reached an agreement with the Lenders with respect to modifications to the Loan and the documents evidencing and securing the Loan. Any and all cost and expenses attributable to such modifications to the Loan and the documents evidencing and securing the Loan shall be paid by Purchaser outside Closing. The Lenders shall have consented in writing to this Transaction, which consent shall not be subject to any condition or requirement imposed by the Lenders that Purchaser, in the exercise of its sole discretion, determines to be unacceptable. The aggregate amount of fees and expenses of the Lenders payable by Purchaser in order to obtain the consent of the Lenders to this Transaction shall not exceed 1.25% of the principal balance of the Loan as of the date of Closing;

(j) Shareholder Loan Extension Letters. Seller shall have delivered to Purchaser letters from the holders of the Shareholder Loans confirming the extensions of the maturity dates as required under Section 13.2(c) hereof;

(k) Waiver of Tax Opinion. Leo shall have waived in writing its right under the Project Partnership Agreement to require a legal opinion from Mayer Brown & Platt (or other counsel reasonably acceptable to Leo) as a condition to the transfer by Seller to Purchaser of the VV City Interest. Seller agrees to use commercially reasonable efforts to obtain such waiver from Leo;

(l) Leo Tax Agreement. Seller shall have obtained from Leo and delivered to Purchaser a written agreement in form and content acceptable to Purchaser in the exercise of its commercially reasonable judgment, which provides that, with respect to any claim Leo may have against the Project Partnership, the Investor Partnership and its general partner arising out of or resulting from any breach of the “Debt Maintenance Requirement” under Section 24 of the Project Partnership Agreement, or arising out of or resulting from the amended tax returns being filed as provided in Section 9.1.15 hereof, or arising out of or resulting from the circumstances giving rise to the need to file such amended tax returns, in each case with respect to any transaction, act or omission occurring prior to the Closing Date, Leo will not look to any of, and shall release each of, the Project Partnership, the Investor Partnership and Purchaser, as the successor general partner of the Investor Partnership or otherwise, from any liability with respect to any such claims or payments, and Leo will look solely to Seller for satisfaction of any such claims or payments and will agree that Seller’s liability for any such claims or payments will be limited to transactions, acts or omissions occurring during the period between April 27, 2000 and the day preceding the Closing Date. Seller agrees to use commercially reasonable efforts to obtain such waiver from Leo; and

(m) Amended Tax Returns. Seller shall have caused to be filed prior to the Closing Date the amended tax returns for the taxable years ended December 31, 2000, 2001, and 2002 which are more particularly described on Exhibit Y attached hereto.

7.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Purchaser or Seller may elect in writing to waive the benefit of any such condition set forth in Section 7.1 or Section 7.2, respectively. In the event any of the conditions set forth in Section 7.1 or 7.2 are neither waived in writing nor fulfilled, Purchaser or Seller (as appropriate) may terminate their obligations to perform at the Closing and otherwise under this Agreement in accordance with the provisions of Article 10.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Purchaser’s Representations. Purchaser represents and warrants to, and covenants with, Seller as follows:

8.1.1 Purchaser’s Authorization. Purchaser has been duly organized and is validly existing under the laws of the State of Delaware. Purchaser has the right and authority to enter into this Agreement and to purchase the VV City Interest pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Purchaser. The person signing this Agreement on behalf of Purchaser is authorized to do so.

8.1.2 Purchaser’s Litigation. No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending against Purchaser before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would prevent Purchaser from performing its obligations pursuant to this Agreement.

8.2 Seller’s Entity Representations. Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Entity Representations”):

8.2.1 Organization and Authority. Each of Seller, the General Partner, the Project Partnership and the Investor Partnership is a limited partnership, and, in the case of the General Partner, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Project Partnership is duly qualified and in good standing in Illinois, and each of Seller, the Project Partnership and the Investor Partnership is in good standing in each jurisdiction where foreign qualification is necessary. Seller is the sole general partner of the Investor Partnership, and the Investor Partnership is the sole general partner of the Project Partnership. Each of Seller, the General Partner, the Project Partnership and the Investor Partnership has

full right, power and authority to execute and deliver this Agreement and/or all documents contemplated hereunder to be executed by Seller, the General Partner, the Project Partnership and the Investor Partnership and to perform all of its respective obligations hereunder and thereunder. Each of Seller, the General Partner, the Project Partnership and the Investor Partnership have full power and authority to own, lease or otherwise hold its properties and assets, including, without limitation, the Property held by the Project Partnership, the Project Partnership Interest held by the Investor Partnership, and the VV City Interest held by the Seller, and to carry on its business as now being conducted.

8.2.2 Authorization. This Agreement and all documents contemplated hereunder to be executed by Seller, the General Partner, the Investor Partnership and the Project Partnership have been or will be duly authorized by all requisite action on the part of Seller, the General Partner, the Project Partnership and Investor Partnership and are legally binding obligations of Seller, the General Partner, the Project Partnership and the Investor Partnership, enforceable in accordance with their respective terms. No consent or approval of any individual, partnership, limited liability company, corporation, firm, trust, unincorporated association or other entity (“Person”) is required that has not been obtained in order for Seller, the General Partner, the Project Partnership or the Investor Partnership to enter into this Agreement or any documents contemplated hereunder, and no consent or approval of any Person or government entity is required that has not been obtained in order for Seller, the General Partner, the Project Partnership or the Investor Partnership to perform any obligation under this Agreement or any of the documents contemplated hereunder or to consummate the Transactions, other than the consent of Buck, Leo and the Lenders.

8.2.3 No Violation. Neither the execution and delivery of this Agreement and all of the documents contemplated hereunder to be executed by Seller, the General Partner, the Project Partnership or the Investor Partnership, nor the performance of obligations by such parties hereunder or thereunder will result in: (a) a violation of any law, rule or regulation; (b) a violation of or a conflict with any provision of the organization documents or limited partnership agreement of Seller, the Project Partnership or the Investor Partnership or the limited liability company operating agreement of the General Partner; (c) subject to obtaining the consent of the Lenders under the Loan, a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel, any contract, permit, license, lease, authorization or concession to which Seller, the General Partner, the Project Partnership or the Investor Partnership is a party or by which the Property is bound (including, without limitation, any indenture, deed to secure debt, mortgage, deed of trust, note or other evidence of indebtedness); (d) will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller, the General Partner, the Project Partnership or the Investor Partnership are bound; or (e) an imposition of any Encumbrance, restriction or charge on the VV City Interest, the Project Partnership Interest, the Property, the Project Partnership or the Investor Partnership.

8.2.4 Partnership Documentation. On or prior to the execution of this Agreement, Seller has delivered to Purchaser true, correct and complete copies of (a) the

Certificates, (b) the Project Partnership Agreement, (c) the Investor Partnership Agreement, (d) the documents and instruments evidencing or securing Loan, and (e) all amendments, modifications, agreements, certificates and notices related thereto.

8.2.5 Litigation. No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to the best of Seller’s knowledge, threatened, at law or in equity, against Seller, the General Partner, the Project Partnership or the Investor Partnership or affecting the Property before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (i) which would prevent Seller, the General Partner, the Project Partnership or the Investor Partnership from performing its obligations pursuant to this Agreement or consummating the transactions contemplated hereby, (ii) which relates to a claim or dispute under the Project Partnership Agreement or the Investor Partnership Agreement or under the Delaware Revised Uniform Limited Partnership Act, or (iii) which constitutes a claim by any Person to an interest in the profits or distributions of either the Project Partnership or the Investor Partnership. In addition, there are no judgments, decrees or orders entered in a suit or proceeding against Seller, the General Partner, the Project Partnership, the Investor Partnership or the Property, an adverse decision in which might, or which judgment, decree or order does, adversely affect Seller’s, the General Partner’s, the Project Partnership’s or the Investor Partnership’s ability to perform its obligations pursuant to, or Purchaser’s rights under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby. There is no action initiated by Seller, the General Partner, the Project Partnership or the Investor Partnership with respect to the Property, the VV City Interest, the Project Partnership Interest, the Leases or the Operating Agreements.

8.2.6 Capitalization. The authorized, issued and outstanding partnership interests in each of the Project Partnership and the Investor Partnership are set forth on Exhibit M attached hereto, and all of the issued and outstanding partnership interests in the Project Partnership and the Investor Partnership have been duly authorized and validly issued, are fully paid and non-assessable and, except as set forth in the Project Partnership Agreement or the Investor Partnership Agreement, have no requirement for the owner thereof to make additional contributions to, or be liable for the obligations, of the Project Partnership or the Investor Partnership. The partnership interests in the Project Partnership and the Investor Partnership listed on Exhibit M constitute all outstanding partnership interests in the Project Partnership and the Investor Partnership, and there are no outstanding options, warrants or other rights that would entitle any Person to acquire any interest in the Project Partnership or the Investor Partnership or in or to any distributions or profits of either such partnership. Except as set forth in the Project Partnership Agreement and the Investor Partnership Agreement and in Paragraph 35 of the Lease with Leo, there are (a) no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of any partnership interests and (b) are no agreements between the partners of the Project Partnership and/or the Investor Partnership with respect to the voting or transfer of partnership interests or with respect to any other aspect of the Project Partnership’s or the Investor Partnership’s affairs. There are no loans outstanding to either the Project Partnership or the Investor Partnership by Seller or any affiliate of Seller or by any other partner or affiliate of any partner.

8.2.7 Ownership of Partnership Interests. Seller has good and marketable title in and to the VV City Interest, free and clear any and all Encumbrances, and Seller will transfer and deliver to Purchaser at Closing good and valid title to the VV City Interest free and clear of any such Encumbrances. In addition, the Investor Partnership has good and marketable title in and to the Project Partnership Interest, free and clear of any Encumbrances, and upon the transfer of the VV City Interest to Purchaser at Closing, the Investor Partnership will have good and valid title to the Project Partnership Interest free and clear of any such Encumbrances.

8.2.8 No Default. Neither Seller nor the General Partner is in default or breach of the performance or observance of any covenant, obligation or agreement to be performed or observed by Seller under the Investor Partnership, and, to the knowledge of Seller, no other party is (with or without the lapse of time or giving of notice, or both) in default or breach thereunder. Investor Partnership is not in default or breach of the performance or observance of any covenant, obligation or agreement to be performed or observed by Investor Partnership under the Project Partnership and, to the knowledge of Seller, no other party is (with or without the lapse of time or giving of notice, or both) in default or breach thereunder.

8.2.9 Assets, Liabilities. The Investor Partnership does not have any assets other than the Project Partnership Interest and has not incurred any obligations or liabilities, including, without limitation, any contingent liabilities, other than those liabilities and obligations arising under the Project Partnership Agreement. Since its formation, the Project Partnership has not acquired any assets other than any contributions made to the Project Partnership by its partners, the Property and the rights incidental thereto, the Operating Agreements, the Leases and any payments made to the Project Partnership under such agreements, including, without limitation, rent. Neither the Project Partnership nor the Investor Partnership has any subsidiaries or owns any interest in any other entity other than the Investor Partnership’s ownership interest in the Project Partnership. Since its formation, the Project Partnership has not incurred any obligation or liability, including, without limitation, any contingent liabilities, other than those liabilities and obligations arising under the Project Partnership Agreement, the Operating Agreements, the Leases, the Loan and those arising solely by reason of the Project Partnership’s acquisition and ownership of the Real Property such as covenants, conditions and restrictions which burden the Real Property. Other than the Loan, neither the Project Partnership nor the Investor Partnership has any debt outstanding for borrowed money.

8.2.10 No Undisclosed Liabilities. Except as disclosed in this Agreement, neither the Project Partnership nor the Investor Partnership has incurred any liabilities whether accrued, contingent, absolute, determined, determinable or otherwise, other than those liabilities set forth on the Financial Statements (as hereinafter defined) or liabilities incurred since April 27, 2000, in the ordinary course of business of ownership and operation of the Property.

8.2.11 Financial Statements. Seller has delivered to Purchaser true and complete copies all financial statements for the Project Partnership and the Investor Partnership and operating statements for the Property for the fiscal quarters ended March 31, 2003 and June 30, 2003, and the fiscal years ended December 31, 2002, 2001 and 2000 (collectively, the “Financial Statements”). All such Financial Statements are true and complete and present fairly, as of their respective dates or the periods covered thereby, the financial position, cash flow and results of operations for the Project Partnership, the Investor Partnership and the Property.

8.2.12 Single Purpose Partnerships. Since its formation, the only purpose and activity of the Investor Partnership has been the ownership of its partnership interest in the Project Partnership and activities incidental thereto and the only purpose and activity of the Project Partnership has been the ownership and operation of the Property and activities incidental thereto.

8.2.13 No Employees. Neither the Investor Partnership nor the Project Partnership has any employees or has ever had employees (whether on a full-time, part-time or temporary basis). At no time have either of the Project Partnership or the Investor Partnership been party to, subject to the terms of, responsible for the liabilities of, maintained, contributed to or been required to contribute to any “Benefit Arrangement.” The term “Benefit Arrangement” shall mean any employment, severance or similar contract or arrangement (whether or not written) or any plan (specifically including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any “group health plan,” as defined in Section 5000(b)(1) of the Internal Revenue Code), policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or employee stock purchase plan (as that term is defined in Section 423 of the Internal Revenue Code), or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits). No Person serving as officer, manager, director or in any other similar capacity of either the Project Partnership or the Investor Partnership is entitled to any form of compensation or other benefits (including benefits pursuant to a Benefit Arrangement) from the Project Partnership or the Investor Partnership.

8.2.14 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Investor Partnership and the Project Partnership for periods ending on or prior to the Closing Date (i) have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed and (ii) except as disclosed in Section 9.1.15 and on Exhibit Y attached hereto, are or will be true and correct in all material respects, and all Taxes reported on such Tax Returns due on or prior to the Closing Date have been or will be timely paid.

(b) There are no audits, disputes, claims, assessments, levies, administrative proceedings pending or threatened against or with respect to the Investor Partnership and the Project Partnership.

(c) Neither the Investor Partnership nor the Project Partnership has requested a waiver of, or extended or waived, the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

(d) Neither the Investor Partnership nor the Project Partnership has received a notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes of the Investor Partnership or the Project Partnership, respectively, which have not been fully paid or finally settled.

(e) Each of the Investor Partnership and the Project Partnership is properly characterized as a “partnership” for federal income tax purposes pursuant to Section 30l.7701-3(b)(l)(i) of the Treasury Regulations and each has been so characterized since inception thereof.

(f) Neither the Investor Partnership nor the Project Partnership has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or a member of any consolidated, unitary, combined or similar group pursuant to corresponding state, local or foreign Law. Neither the Investor Partnership nor the Project Partnership has any liability for the Taxes of any Person other than the Investor Partnership and the Project Partnership under Section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local and foreign Law).

(g) The tax matters information described in Schedule 4.14 which Seller has made available to Purchaser is, in each case, true, correct and complete.

(h) Each of the Investor Partnership and the Project Partnership has disclosed on its federal income Tax Returns all positions taken therein that would result in any substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(i) Each of the Investor Partnership and the Project Partnership has complied with all applicable Laws relating to withholding of Taxes and the payment thereof, and has timely and properly withheld from employee wages (and from all other payments made by or on behalf of the Investor Partnership and the Project Partnership) and paid over to the proper governmental authorities all amounts required to be withheld and paid over under applicable Laws.

(j) Except with respect to Leo as provided in the Project Partnership Agreement, neither the Investor Partnership nor the Project Partnership is a party to, is bound by or has any obligation under any tax sharing arrangement, tax indemnification agreement or similar contract or arrangement.

(k) No jurisdiction where either of the Investor Partnership or the Project Partnership does not file a Tax Return has made a claim in writing that either of the Investor Partnership and the Project Partnership is required to file a Tax Return in such jurisdiction. For purposes of this Agreement, the following terms shall mean as follows:

(I) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, or any liability for unclaimed property or escheatment based on common law, including any interest, penalty or addition thereto, whether disputed or not, including any item for which liability arises as a transferee or successor-in-interest.

(II) “Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any governmental authority responsible for the administration of Laws governing Taxes.

8.2.15 ERISA. Neither the Project Partnership nor the Investor Partnership has any liability, either individually or on a joint and several basis, arising under the Employee Retirement Income Security Act of 1974.

8.2.16 Compliance with Laws. To Seller’s knowledge, each of the Project Partnership and the Investor Partnership has complied with all statutes, laws, rules, regulations, orders, decrees, injunctions and ordinances applicable to the operation of the Project Partnership and/or the Investor Partnership (collectively, the “Laws”).

8.2.17 Bankruptcy. Seller and the General Partner are solvent, and neither has made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator or trustee for any of Seller’s or General Partner’s respective properties or assets (including the VV City Interest) been appointed or a petition filed by or against Seller or the General Partner for bankruptcy, reorganization or arrangement pursuant to the Federal Bankruptcy Act or any similar statute or law of any jurisdiction, or any proceeding instituted for the insolvency, receivership, administration, dissolution or liquidation of Seller or the General Partner.

8.2.18 Ordinary Course of the Business. Each of the Project Partnership and the Investor Partnership has operated its business in the ordinary course, and since the acquisition of the Property by the Project Partnership:

(a) to Seller’s knowledge, there has been no material destruction or loss of or to any of the assets or properties of either the Project Partnership or the Investor Partnership;

(b) there has been no sale, transfer or other disposition of any material asset or properties of either the Project Partnership or the Investor Partnership;

(c) there has been no amendment, termination or waiver of any right of either the Project Partnership or the Investor Partnership under any contract or agreement or governmental license, permit or authorization;

(d) Except as disclosed in the Existing Title Policy or any updates thereto delivered to Purchaser, there has been no mortgage, lien, security interest, pledge, hypothecation or other encumbrance created by the Project Partnership or the Investor Partnership on or in any of the Property or assumed by the Project Partnership or the Investor Partnership with respect to any of its assets; and

(e) Except as provided in Section 2.3 hereof, neither the Project Partnership nor the Investor Partnership has made or committed to make any capital expenditures in excess of $50,000.

8.2.19 Absence of Certain Payments. Neither Seller, the Project Partnership nor the Investor Partnership or any officer, manager, director, agent or other Person acting on their behalf, (a) has directly or indirectly, made contributions, gifts, or payments relating to any political activity or solicitation of business which was prohibited by law or, on behalf of Seller, the Project Partnership or the Investor Partnership, (b) has made any direct or indirect unlawful payment to any governmental official or employee or (c) established or maintained any unlawful or unreported funds. Neither Seller, the Project Partnership nor the Investor Partnership, or any officer, manager, agent or other Person acting on their behalf, has accepted or received any unlawful contribution, payment, gift, entertainment or expenditure.

8.2.20 Bank Accounts. Attached hereto as Exhibit S is a list of all bank, brokerage and other accounts of the Investor Partnership and the Project Partnership.

8.3 Seller’s Representations. With respect to the Property, Seller represents and warrants to Purchaser as follows (collectively, the “Seller’s Property Representations”):

8.3.1 Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Seller’s knowledge, threatened, against the Project Partnership, the Investor Partnership or Seller or otherwise with respect to the Property which, if adversely determined, could affect the use, value, operation or title to the Property or the value of the VV City Interest or the Project Partnership Interest.

8.3.2 Leases.

(a) Exhibit B lists all leases or occupancy agreements to which the Project Partnership is a party or is otherwise bound affecting the Property, including all amendments, modifications or supplements thereto. Seller has furnished to Purchaser by mail true, correct and complete copies of all Leases and amendments thereto. There are no written amendments or modifications to the Leases that have not been furnished or made available to Purchaser for its review and inspection. The Project Partnership is the landlord or lessor under all such Leases. None of the Project Partnership’s interest in the Leases or of the Project Partnership’s right to receive rent payable under the Leases has been assigned, conveyed, pledged or in any manner encumbered, except in connection with the Loan.

(b) To the Seller’s knowledge, no Tenant has assigned its interest in its Leases or sublet any portion of the premises leased to such Tenant under its Lease, except for subleasing by W&S which has been disclosed to Purchaser and a proposed assignment by CTF Chicago Hotel Limited Partnership to CTF Chicago Hotel LLC, a draft copy of which has been furnished to Seller. No Tenant (i) has prepaid rent for more than the current month under any Lease, (ii) is entitled to receive any rent concession (not already taken) in connection with its tenancy under any Lease, (iii) other than W&S, is entitled to any special work (not yet performed) or consideration (not yet given) in connection with its tenancy under any Lease, and (iv) other than Leo’s partnership interest in the Project Partnership and its rights of first offer set forth in Paragraph 35 of Leo’s Lease, has any deed, option, or other evidence of any right or interest in or to the Property, except for such Tenant’s tenancy as evidenced by the express terms of the Leases.

8.3.3 Leases Default. (i) The Project Partnership has not received any written notice of termination or default under any of the Leases, (ii) to Seller’s knowledge there are no existing or uncured defaults in the performance of monetary obligations or in the performance of any other material obligations by the Project Partnership, by any predecessor landlord, or by any Tenant under the Leases (except that Fromex One Hour Photo System, Inc., and Deutsch Luggage are delinquent in the payment of rent), (iii) to the Seller’s knowledge, there are no events which with passage of time or notice, or both, would constitute a payment default or other material default by the Project Partnership or by any Tenant, and (iv) to Seller’s knowledge, no Tenant has asserted in writing any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its Lease. If any tenant estoppel certificate delivered to Purchaser prior to Closing contains statements confirming, without qualification as to best knowledge of Tenant, any of Seller’s representations or warranties set forth in Section 8.3.2(b) or this Section 8.3.3, the Seller shall be deemed not to have made the applicable representations or warranties as to the Lease for which such statement is provided.

8.3.4 Lease Brokerage. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than as disclosed in Exhibit N. As of the date hereof, no rental, lease, or other commissions with respect to the Leases are payable to any third party whatsoever. All commissions payable under, relating to, or as a result of the Leases have been cashed out and paid and satisfied in full by Seller, the Project Partnership or the Investor Partnership.

8.3.5 W & S Promissory Notes. Exhibit R lists all promissory notes owned or held by the Project Partnership from Tenants of the Property, including all amendments, modifications or supplements thereto, and Exhibit R correctly sets forth the current principal balance of each such promissory note. Seller has furnished or made available to Purchaser true and complete copies of the W & S Promissory Notes, except that two of the copies are unexecuted. To Seller’s knowledge, there are no existing or uncured defaults by W & S under the W & S Promissory Notes, and W & S has not asserted any defense, setoff, or counterclaim with respect to its obligations under the W & S Promissory Notes. W & S has not made, and the Project Partnership has not accepted, any prepayments of principal and interest under any of the W & S Promissory Notes.

8.3.6 No Violations. The Project Partnership has not received any written notification from any governmental or public authority, nor to Seller’s knowledge is any such notice pending or threatened, (i) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violations remains outstanding and, if unaddressed, would have a material adverse effect on the use, ownership or operation of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use, ownership or operation of the Property as currently owned and operated.

8.3.7 Real Estate Tax Bills. To Seller’s knowledge, true and complete copies of the most recent real estate tax bills for the Property have been delivered to Purchaser.

8.3.8 Condemnation. No condemnation or eminent domain proceedings relating to the Property or any part thereof are pending or, to Seller’s knowledge, threatened.

8.3.9 Insurance. The Project Partnership has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

8.3.10 Environmental Matters. Except as set forth in any environmental assessment reports in Seller’s or the Project Partnership’s possession and disclosed to Purchaser or as otherwise disclosed to Purchaser in writing, including, without limitation, that certain report prepared by STS Consultants Ltd., dated February 10, 1988, that certain report prepared by Law Engineering and Environmental Services, Inc., dated October 3, 1997, and Property Solutions, dated May 3, 2002, the Project Partnership has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations or suspected violations of any Laws relating to Hazardous Materials at the Property (collectively, “Environmental Laws”).

8.3.11 Operating Agreements. The Operating Agreement Schedule attached hereto as Exhibit O is a true, correct and accurate listing of all management agreements, service agreements, leasing agreements, maintenance agreements and all other written agreements with respect to the use, operation, management, maintenance and repair or all or any portion of the Property (collectively, the “Operating Agreements”), and Seller has furnished and made available to Purchaser for its review and inspection in the office of the Buck Management true, correct and complete copies of each of the Operating Agreements, including any amendments thereto. Except for the Buck Services Agreements, Seller will cause the Project Partnership to cancel, effective as of the Closing, any agreement in the nature of a management agreement or service contract between the Project Partnership and any partner or member of the Project Partnership or Investor Partnership or any party affiliated with or related to Seller or any partner or member of Seller, the Project Partnership or the Investor Partnership.

8.3.12 Union Contracts. There are no union contracts, collective bargaining or similar agreements or arrangements between Seller, the Investor Partnership, or the Project Partnership and any labor union. Buck, as manager of the Property (and not as agent for the Project Partnership, the Investor Partnership or Seller) is a party to the collective bargaining or similar agreements or arrangements set forth on Exhibit O attached hereto, and Seller has furnished or made available to Purchaser true, correct and complete copies of such agreements listed on Exhibit O attached hereto.

8.3.13 Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

8.3.14 No Other Agreements. Other than the Leases, the Operating Agreements, and the Permitted Exceptions, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, written or, to Seller’s knowledge, oral, that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property.

8.3.15 Designated Persons. The Designated Persons are persons within the organization of Seller and Seller’s asset manager who have primary responsibility within their respective organizations for the operation, management and oversight of the Property.

8.3.16 Warranties and Guaranties. To Seller’s knowledge, attached hereto as Exhibit P is an accurate and complete list and description of all of the warranties and guaranties of contractors, vendors, manufacturers and other parties in effect and related to the Property. Seller has furnished or made available to Purchaser true, correct and complete copies of all such warranties and guarantees listed on Exhibit P attached hereto.

8.3.17 Existing Title Policy. No claims have been made by Seller, the General Partner, the Project Partnership or the Investor Partnership under the Existing Title

Policy. To Seller’s knowledge, the Existing Title Policy is in full force and effect and neither Seller, the General Partner, the Project Partnership nor the Investor Partnership has acted or failed to act in any manner that would impair the coverage under the Existing Title Policy.

8.3.18 Loan. The Project Partnership is the obligor under the Loan. Attached hereto as Exhibit U and by reference made a part hereof is a complete list of all documents and instruments evidencing or securing the Loan, including all modifications and amendments thereto, and Seller has provided to Purchaser true, correct and complete copies of all such documents and instruments. The Investor Partnership has not assumed or guaranteed any of the Project Partnership’s obligations under the Loan (except in its capacity as general partner of the Project Partnership). Neither Seller nor the Project Partnership has received any written notice from the Lenders asserting a default under the Loan.

8.4 General Provisions.

8.4.1 Definition of “Seller’s Knowledge”. All references in this Agreement to “Seller’s knowledge” or words of similar import shall mean the actual knowledge of Jeffrey J. Perpich and John C. Schoser of Lend Lease Real Estate Investments, Inc., advisor to Seller, (collectively, the “Designated Persons”) after reasonably inquiry of Kent Swanson, Angelo Saccameno, Betsy Traczek and Theresa Mancuso of Buck Management, but without any duty on the part of such Designated Persons to conduct any independent investigation or make any inquiry of any other Person.

8.4.2 Notice of Breach: Seller’s Right to Cure. If prior to the Closing, Purchaser obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Purchaser shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Purchaser written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing [not to exceed fifteen (15) days] for the purpose of such cure. The untruth, inaccuracy or incorrectness of a representation or warranty shall be deemed material only if Purchaser’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of any of the representations or warranties are reasonably estimated by Purchaser to exceed $50,000 or relate to a claim for injunctive or other equitable relief.

8.4.3 Survival of Seller’s Representations. The Seller’s Entity Representations shall survive the Closing for a period of three (3) years following the Closing Date; provided, however, the Seller’s Entity Representations contained in Section 8.2.7 (Ownership of Partnership Interests) and Section 8.2.14 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations (after giving effect to any waiver or extension thereof). The Seller’s Property Representations shall survive Closing for a period of twelve (12) months following the Closing Date. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate as set forth above, if notice of claim of breach thereof giving rise to such right of indemnity shall have been given to Seller prior to the applicable survival date. Notwithstanding the foregoing, however, if the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at Law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s representations or warranties under this Agreement being untrue, inaccurate or incorrect if (a) Purchaser’s representatives, L. Clay Adams, Spencer Patton, Christy Kirkland or Michael Holmes, had actual knowledge of facts or circumstances that caused such representation or warranty to be untrue, inaccurate or incorrect at the time of the Closing, or (b) Purchaser’s aggregate damages as a result of such representations or warranties being untrue, inaccurate or incorrect (in each case determined without regard to any qualifications therein referencing “materiality” or other words of similar effect) are reasonably estimated to be less than (i) with respect to all such representations and warranties of Seller other than those in Sections 8.3.2(b) and 8.3.3, $50,000, and (ii) with respect to the representations and warranties of Seller in Sections 8.3.2(b) and 8.3.3, $200,000.

8.4.4 Survival of Purchaser’s Representations. The representations and warranties made by Purchaser in Section 8.1 shall survive the Closing for a period of twelve (12) months. Purchaser shall only be liable to Seller hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Purchaser at the Closing with respect to which Seller shall have commenced a legal proceeding against Purchaser prior to that survival date alleging that Purchaser has breached such representation or warranty and that Seller suffered actual damages as a result thereof.

ARTICLE 9

COVENANTS

9.1 Seller’s Covenants. Seller hereby covenants as follows:

9.1.1 Amendments to Agreements. Without the Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole discretion) between the date hereof and the Closing Date and except as expressly contemplated under this Agreement, Seller shall not and shall cause the Investor Partnership and the Project Partnership not to permit any amendment or modification of, any supplement to, or any termination or surrender, or any waiver or any rights of Seller, the Investor Partnership or the Project Partnership under the Certificates, the Project Partnership Agreement, the Investor Partnership Agreement, the Existing Title Policy, or the Loan.

9.1.2 Rent. Neither Seller, the Project Partnership nor the Investor Partnership shall accept any payment of rent under the Leases more than thirty (30) days in advance of the due date for such rent or accept any prepayment of the installments of principal and interest under the W & S Promissory Notes in advance of the due date for such installments.

9.1.3 Service Contracts. Without Purchaser’s prior consent, which consent shall not be unreasonably withheld, between the date hereof and the Closing Date, Seller shall not and shall cause the Project Partnership and the Investor Partnership not to enter into any management, service, leasing, supply, maintenance or similar agreement affecting the Property or modify, amend, renew or extend any existing Operating Agreement unless such agreement is for Seller to perform repairs to the Property in the ordinary course of business and such agreement can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice.

9.1.4 Leases and Permitted Exceptions. Without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, between the date hereof and the Closing Date, Seller shall not and shall cause the Project Partnership and the Investor Partnership not (i) to enter into any new leases or any amendments, modifications or terminations of any Leases, or (ii) to modify or amend the W & S Promissory Notes or grant any release or indulgence to the obligor under the W & S Promissory Notes, or (iii) to modify, amend or terminate any of the Permitted Exceptions.

9.1.5 Litigation. Seller shall advise Purchaser promptly of any litigation, arbitration, proceeding or administrative hearing (including condemnation) which affects the Property, the VV City Interest, the Project Partnership Interest, the Project Partnership or the Investor Partnership in any respect, which is instituted by service of process after the date of this Agreement.

9.1.6 Insurance. Seller shall cause the Project Partnership to keep the Improvements insured against fire and other hazards in such amounts and under such terms, coverage and limits of liability at least equal to insurance currently in force as of the date of this Agreement.

9.1.7 Taxes. Seller acknowledges and agrees that Seller shall be responsible for (i) the payment of 97.9396% of all Taxes of the Investor Partnership attributable to Seller’s period of ownership of the VV City Interest, and (ii) the payment of 94.5124% of all Taxes of the Project Partnership attributable to the Investor Partnership’s period of ownership of the Project Partnership Interest (other than property Taxes that are the responsibility of Tenants under the Leases.)

9.1.8 Notices of Sale to Tenants. At Closing, Seller will and shall cause the Project Partnership to join with Purchaser in executing a notice, in a form and content reasonably satisfactory to Seller and Purchaser, which Purchaser may send to the Tenants informing such Tenants of the sale of the VV City Interest and directing that all rent and other sums payable for periods after Closing under such Leases shall be paid as set forth in such notices.

9.1.9 Notices to Sale to Service Contractors. At Closing, Seller will and shall cause the Project Partnership to join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser, which Purchaser shall send to each service provider under the Operating Agreements informing such service provider of the sale of the VV City Interest and directing that all future statements or invoices for services under such Operating Agreements for periods after the Closing Date be directed as set forth in such notices.

9.1.10 Estoppel Certificates. Prior to the Closing Date Seller shall use and shall cause the Project Partnership and the Investor Partnership to use commercially reasonable efforts to obtain estoppel certificates from Leo, W&S and the other Tenants as set forth on Exhibits H, I and J attached hereto, respectively; provided, however, Seller shall not be in default under this Agreement if it is unable to obtain such estoppel certificates and, in any event, Seller shall be under no obligation to pay money or exercise any remedies under the relevant Leases to obtain such estoppel certificates.

9.1.11 Ordinary Course of Business. Between the date hereof and the Closing Date, Seller shall and shall cause the Investor Partnership and the Project Partnership to operate the Property, the Project Partnership and the Investor Partnership in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to preserve intact the Property, the Project Partnership and the Investor Partnership and their business relationships. Seller shall not permit and shall cause the Investor Partnership and the Project Partnership not to permit the Project Partnership or the Investor Partnership to undertake any business activity other than the ownership of the Property, in the case of the Project Partnership, and the Project Partnership Interest, in the case of the Investor Partnership. Seller shall and shall cause the Project Partnership and the Investor Partnership to perform and discharge all the duties and obligations and comply with the covenants and agreement of the landlord or lessor under the Leases in the manner and within the time limited required thereunder. In addition, between the date hereof and the Closing Date, Seller shall not permit and shall not cause the Project Partnership and the Investor Partnership or any of their respective officers, managers, directors, representatives or agents to (i) issue or agree to issue any partnership or other equity interests in the Project Partnership or the Investor Partnership, (ii) merge or consolidate with any other Person or acquire any assets outside the ordinary course of business, (iii) sell, lease, license, assign or otherwise dispose of any assets or property, (iv) cancel any debts or waive any claims or rights, (v) make or agree to make any capital expenditure in excess of $10,000, (vi) fail to continue to properly maintain, insure and protect the Property consistent with past practice, (vii) subject to Section 9.1.15 and Exhibit Y hereto, make any material Tax election for the Project Partnership or the Investor Partnership, or settle or compromise any Tax liability that could create or otherwise cause any material liability of the Project Partnership or the Investor Partnership (or the partners thereof) that will exist or become due on or after the Closing Date, or (viii) agree or commit to do any of the foregoing. Prior to the Closing Date, Seller shall and shall cause the Project Partnership, the Investor Partnership and Buck Management to continue to operate, repair and maintain the Property in good businesslike fashion consistent with past practices.

9.1.12 Indebtedness: Encumbrances. Seller shall not and shall cause the Project Partnership and the Investor Partnership not to assume, guarantee or incur any additional obligations for borrowed money or any indebtedness other than accounts payable arising in the ordinary course of business of the ownership and operation of the Property. Except with Purchaser’s prior written consent, neither Seller, the Project Partnership or the Investor Partnership shall grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment or encumbrance with respect to the Property, the VV City Interest or the Project Partnership Interest.

9.1.13 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, the Project Partnership or the Investor Partnership or Seller’s asset manager and the Project Partnership’s property manager or accountants, to enable Purchaser (and/or Wells Real Estate Investment Trust, Inc.) to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Ernst & Young LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property (and the Project Partnership and Investor Partnership) for 2000, 2001, 2002 and 2003 (to the date of Closing), and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit T, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property at Purchaser’s expense; and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.

9.1.14 No Action. Neither Seller, the General Partner, the Project Partnership nor the Investor Partnership will knowingly take, or agree or commit to take, any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at or prior to the Closing Date.

9.1.15 Amended Tax Returns. Seller, the Investor Partnership and the Project Partnership are currently in the process of making certain corrections to the Tax Returns of the Investor Partnership and the Project Partnership for the taxable years ended December 31, 2000, 2001, and 2002. The corrections are more particularly described in Exhibit Y hereto. Seller shall use all commercially reasonable efforts necessary to have the amended tax returns (and other documentation necessary to make such corrections) prepared and filed prior to the Closing Date.

9.2 Mutual Covenants.

9.2.1 Publicity. Seller and Purchaser each hereby covenant that prior to the Closing neither Seller nor Purchaser shall issue any press release or public statement (a “Release”) with respect to the Transaction without the prior consent of the other, except to the extent required by law. If either Seller or Purchaser is required by law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. Neither Seller nor Purchaser shall permit any of its advisors, brokers or other representatives to issue a Release prior to the Closing without the prior written consent of the other in accordance with the terms hereof; including any “tombstone” ads. No Release issued by Purchaser or any of its advisors, brokers or other representatives shall identify Seller or any of its affiliates by name (unless required by law).

9.2.2 Broker. (a) Seller has been represented by the Broker in connection with the Transaction, and Seller shall be responsible for all compensation due the Broker in respect of the Transaction. In addition, Seller has engaged Lend Lease as its asset manager with respect to the Property and with respect to certain matters related to the Transaction. Seller represents and warrants to Purchaser that neither Seller, the General Partner, the Project Partnership nor the Investor Partnership has dealt or negotiated with or engaged on its own behalf or for its benefit any agent, advisor, broker or finder in connection with this Agreement, the Property or the transactions contemplated hereby other than the Broker and Lend Lease. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any agent, advisor, broker or finder engaged by or claiming by, through or under Seller, the General Partner, the Project Partnership or the Investor Partnership in connection with this Agreement, the Property or the transactions contemplated hereby, including, without limitation, the Broker and Lend Lease.

(b) Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any agent, advisor, broker or finder in connection with this Agreement or the transactions contemplated hereby, other than the Broker and Lend Lease. Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Related Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any agent, advisor, broker or finder engaged by or claiming by, through or under Purchaser in connection with this Agreement or the transactions contemplated hereby (other than the Broker and Lend Lease).

(c) The provisions of this Section 9.2.2 shall survive the termination of this Agreement or the Closing.

9.2.3 Further Assurances. Each party shall upon reasonable request do such further acts as may be reasonably necessary or appropriate to consummate the Transaction. From and after Closing, Seller shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and papers as may be reasonably required to consummate the Transaction and vest ownership of the VV City Interest in Purchaser. Whenever in this Agreement a party agrees to use “commercially reasonable efforts” or words of similar effect, such party shall be obligated to act in good faith and the undertaking by such party shall be deemed to include, without limitation, the writing of letters, the attendance at meetings (including incurring travel expenses relating thereto), and incurring fees of consultants and advisors, but such undertaking shall not include the obligation to initiate or prosecute any litigation or to make any substantial inducement payment.

ARTICLE 10

FAILURE OF CONDITIONS

10.1 Seller’s Obligations. If, on the Closing Date, (i) Purchaser is in default of any of its obligations hereunder, or (ii) any of Purchaser’s representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Purchaser’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller may elect to terminate this Agreement by written notice to Purchaser. If this Agreement is so terminated, then Seller shall be entitled, as Seller’s sole and exclusive remedy, to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement. Purchaser and Seller acknowledge that it would be extremely impractical and difficult to ascertain the actual damages which would be suffered by Seller if Purchaser fails to consummate the purchase and sale contemplated in this Agreement for any reason other than Seller’s default hereunder or the failure of any condition precedent to Purchaser’s obligation to close hereunder. Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the VV City Interest off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain, but which Seller cannot at this time calculate with absolute certainty. Based on all the foregoing considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Deposit. Accordingly, if Purchaser fails to consummate the purchase of the Property in accordance with the terms of this Agreement for any reason other than Seller’s default hereunder or the failure of any condition precedent to Purchaser’s obligation to close hereunder, then Seller shall have the right to receive the Deposit as full and complete liquidated damages and as Seller’s sole and exclusive remedy hereunder.

10.2 Purchaser’s Obligations. If, on the Closing Date, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s representations or warranties are untrue in any material respect, or (iii) the Seller is unable to deliver title in accordance with the provisions hereof, or (iv) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, Purchaser shall have the right to elect as its sole and exclusive remedy to do one of the following: (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Purchaser and Seller shall pay to Purchaser an amount equal to the lesser of (i) Purchaser’s actual out-of-pocket expenditures incurred directly in connection with negotiating this Agreement, negotiating and documenting the agreements with Buck, Buck Management and Leo referred to in Section 7.2 hereof, and conducting due diligence activities contemplated hereunder and (ii) $250,000; or (b) provided that Seller has the legal capacity to close the Transaction, waive the condition, breach, failure or refusal and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller; provided, however, that if, after the date hereof, Seller shall have (i) conveyed title to the Property or the VV City Interest or Project Partnership Interest to another party, or (ii) intentionally and knowingly granted or created any Title Defect not otherwise permitted by this Agreement thereby defeating the remedy of specific performance, Purchaser shall be entitled to seek actual damages from Seller. If any of the conditions set forth in Section 7.2 are neither waived in writing nor fulfilled by the Closing Date (as the same may be extended pursuant to Section 6.1), other than with respect to a condition described in clause 10.2 (i), (ii) or (iii) above, Purchaser may elect to terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Purchaser and neither party shall have any further obligations or liabilities under this Agreement.

ARTICLE 11

CONDEMNATION/CASUALTY

11.1 Condemnation.

11.1.1 Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Real Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Purchaser in writing of such fact promptly after obtaining knowledge thereof, either Purchaser or Seller shall have the right to terminate this Agreement by giving written notice to the other no later than ten (10) days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Purchaser or Seller to make such election. The failure by Purchaser and Seller to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement. For purposes hereof, a “significant portion” of the Real Property shall mean (i) such portion as shall be comprised of one-half (1/2) of one (1) acre or more of the Real Property, (ii) such a portion as shall be comprised of any of the parking area on the Real Property, unless applicable zoning and other land use laws permit such parking area to be relocated on any portion of the remainder of the Real Property that is unimproved other than by landscaping, (iii) such a portion as will result in Leo or W&S having any right to terminate its Lease or reduce the rent payable thereunder, (iv) such a portion as will result in the Property becoming a nonconforming use or having a status similar thereto under applicable zoning, or (v) such a portion as is reasonably incapable of being restored or replaced in function without material adverse effect on the use or value of the Property within six (6) months of the condemnation having occurred. If either party elects to terminate this Agreement as aforesaid, the provisions of Section 11.3 shall apply.

11.1.2 Assignment of Proceeds. If (a) neither Seller nor Purchaser elects to terminate this Agreement as aforesaid if all or any significant portion of the Real Property is taken, or if (b) a portion of the Real Property not constituting a significant portion of the Real Property is taken or becomes subject to a pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, Purchaser shall have the right to participate in all negotiations and proceedings for compensation and otherwise and no such action or proceedings shall be settled or compromised by Seller except with the prior written consent of Purchaser, and at the Closing, Seller shall pay to Purchaser the amount of any award for or other proceeds on account of such taking which have been actually received by Seller prior to the Closing Date as a result of such taking, and, to the extent such award or proceeds have not been paid, Seller shall release and relinquish unto the Project Partnership at the Closing the rights of Seller, if any, to all awards for the taking of the Real Property or such portion thereof.

11.2 Destruction or Damage. If any of the Real Property is damaged or destroyed prior to the Closing Date, Seller shall notify Purchaser in writing of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (a) would cost less than Three Million Five Hundred Dollars ($3,500,000), as reasonably estimated by Seller, and (b) would not be a loss uncovered by insurance by more than the deductible amount in the Project Partnership’s insurance policy, and (c) would not result in Leo or W&S having any right to terminate its Lease or reduce the rent payable thereunder or abate same (unless business loss or rent loss insurance should be available to the Project Partnership in the full amount of such abatement or reduction) (a “Minor Casualty”), then this Agreement shall remain in full force and effect and Purchaser shall acquire the VV City Interest upon the terms and conditions set forth herein. In such event, Purchaser shall receive a credit against the Purchase Price equal to 94.5124% of the deductible amount applicable under the Project Partnership’s casualty policy, and Seller shall assign to the Project Partnership all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction (including Seller’s right, title and interest, if any, in and to all proceeds of rent or business loss insurance for the period from and after the Closing) and at Purchaser’s request shall cooperate with and assist Purchaser and the Project Partnership, at no cost to Seller, in collection of the same. If the Real Property is damaged or destroyed prior to the Closing Date as the result of a non-Minor Casualty, then, notwithstanding anything to the contrary set forth above in this section, Purchaser shall have the tight, at its election, to terminate this Agreement. Purchaser shall have thirty (30) days after Seller notifies Purchaser that a casualty has occurred and the estimated cost of repair or restoration to make such election by delivery of a written election notice (the “Election Notice”) and the Closing Date shall be extended, if necessary, to provide sufficient time for Purchaser to make such election. The failure by Purchaser to deliver the Election Notice within such thirty (30) day period shall be deemed an election not to terminate this Agreement. If Purchaser elects not to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall assign to the Project Partnership all of Seller’s right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and, Purchaser shall receive a credit against the Purchase Price equal to 94.5124% of the deductible amount under the Project Partnership’s casualty insurance policy.

11.3 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1 or Section 11.2, the Deposit shall be refunded to Purchaser, and Seller shall so direct promptly. Upon such refund, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

11.4 Waiver. The provisions of this Article 11 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 11.

ARTICLE 12

ESCROW

The Deposit and any other sums which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), together with all interest earned thereon, shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a) The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments satisfactory to both Purchaser and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made.

(b) If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

(c) If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits and all interest earned thereon to Seller or Purchaser only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 12.1(c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits and the interest earned thereon, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Purchaser or a final judgment of a court.

(d) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not he liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow

Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

(e) Purchaser shall pay any income taxes on any interest earned on the Deposit. Purchaser represents and warrants to the Escrow Agent that its taxpayer identification number is 58-2368838.

(f) The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits and the interest earned thereon, in escrow, and shall disburse the Escrow Deposits, and the interest earned thereon, pursuant to the provisions of this Article 12.

(g) The escrow fee, if any, charged by the Escrow Agent shall be shared equally by Seller and Purchaser.

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification. Subject to Section 13.2, Seller hereby agrees to indemnify, protect, defend, save and hold harmless Purchaser and its successors and assigns from and against any and all debts, duties, obligations, liabilities, suits, claims (including any claim for damage to property or injury to or death of any persons), demands, liens, encumbrances, causes of action, damages, losses, fees and expenses (including, without limitation, attorneys’ fees and expenses and court costs) (all of the foregoing, collectively, “Claims”) in any way relating to, or in connection with or arising out of:

(a) any breach by Seller of any of its representations, warranties or covenants contained in this Agreement or any document, certificate or instrument to be delivered at Closing;

(b) any act or omission of Seller, the Project Partnership, or the Investor Partnership occurring prior to the Closing which constitutes a violation of any laws, statutes, ordinances, rules, regulations, orders, decrees or injunctions of any governmental or judicial authority, but excluding under this subsection (b) any Claims that the Real Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws or any claims relating to any work allegedly required to be done upon or in connection with the Real Property;

(c) any personal or bodily injury or death or property damage occurring prior to Closing at or in respect of the Property, or any portion thereof;

(d) any tortious act or omission of Seller, the Project Partnership, or the Investor Partnership occurring prior to the Closing;

(e) any “Transfer Indemnification Amounts” that may be owed by the Project Partnership or the Investor Partnership to Leo (or any shareholder of Leo) pursuant to Section 25 of the Project Partnership Agreement (or the corresponding provision of the Restated Project Partnership Agreement, as the case may be) arising as a result of (i) the transactions contemplated in that certain Purchase and Sale Agreement, dated April 14, 2000, by and between SOFI IV Arizona Trust, as seller therein, and Seller, as purchaser therein, (“Seller’s Acquisition Contract”), (ii) any transactions occurring prior to the closing of the transaction contemplated in Seller’s Acquisition Contract, (iii) any transactions occurring from and after the closing of the transaction contemplated in the Seller’s Acquisition Contract and before the Closing (the “Seller’s Ownership Period”), and (iv) the “Simple Transfer Aspect” (as that term is hereafter defined); any “Conversion Indemnification Amount” that may be owed by the Project Partnership or the Investor Partnership to Leo (or any shareholder of Leo) pursuant to Section 25 of the Project Partnership Agreement (or the corresponding provision of the Restated Project Partnership Agreement, as the case may be) whenever arising; the term “Simple Transfer Aspect” shall mean only the assignment of the VV City Interest by Seller to Purchaser and not any other aspect or component of the Transaction, such as the modifications to the Project Partnership Agreement and Lease with Leo, to the Investor Partnership Agreement with Buck and to the Loan with the Lenders as contemplated in this Agreement so that, if Leo asserts any Claim based upon other aspects or components of this Transaction that are not the Simple Transfer Aspect, Seller shall not be responsible to Purchaser under this Section 13.1 with respect to that Claim;

(f) any breach of the “Debt Maintenance Requirement” under Section 24 of the Project Partnership Agreement, the filing of amended income tax returns and other filings described in Section 9.1.15 or Exhibit Y hereto, or the circumstances giving rise to the need to file such amended tax returns, in each case in connection with or arising from transactions, acts or omissions occurring during the period between April 27, 2000 and the day preceding the Closing Date; and/or

(g) any Claim based upon a claim under Section 9.2 of the Seller’s Acquisition Contract made by SOFI IV Arizona Trust, or its permitted successor or assignee, based on facts and circumstances first occurring during Seller’s Ownership Period.

13.2 Indemnification Limitations.

(a) The following limitations shall apply to Seller’s Indemnification Obligations under Section 13.1:

(i)	With respect to any Claims under Section 13.1(a) as to Seller’s Property Representation only, Purchaser must have notified Seller, in writing, of any such Claim within twelve (12) months of the Closing Date or the indemnification obligation shall have lapsed with respect to that Claim, and the aggregate liability of Seller for all such Claims timely raised shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).

(ii)	With respect to any Claims under Section 13.1(a) as to Seller’s Entity Representations only (excluding from this cause (ii) the Seller’s Entity Representations set forth in Section 8.2.7 and Section 8.2.14 which are separately addressed in clauses (iii) and (iv), respectively, below), Purchaser must have notified Seller, in writing, of any such Claim within three (3) years following the Closing Date or the indemnification obligation shall have lapsed with respect to that Claim and the aggregate liability of Seller for all such timely raised Claims, plus the aggregate liability for all timely raised Claims under clause (iv) below, shall not exceed Thirty-Five Million Dollars ($35,000,000).

(iii)	With respect to any Claims under Section 13.1(a) (but only as to the Seller’s Entity Representation set forth in Section 8.2.7), under Section 13.1(b), under Section 13.1(c), under Section 13.1(d), under Section 13.1(e), under Section 13.1(f), and under Section 13.1(g), there shall be no time limitation for asserting any such Claim except the applicable statute of limitations and Seller’s liability shall not be subject to any dollar limitation.

(iv)	With respect to any Claims under section 13.1(a) as to the Seller’s Entity Representations set forth in Section 8.2.14, Purchaser must have notified Seller, in writing, of any such Claim prior to the expiration of the applicable statute of limitation (after giving effect to any waiver or extension thereof) or the indemnification obligation shall have lapsed with respect to that Claim and the aggregate liability of Seller for all such timely raised Claims, plus the aggregate liability for all timely raised Claims under clause (ii) above, shall not exceed Thirty Five Million Dollars ($35,000,000), provided that any Claims under subsections 8.2.14(e), (f) or (i) shall not be subject to any dollar limitation.

(b) For a period of three (3) years from and after Closing, Seller covenants to maintain “Partner’s Equity” (calculated and defined in the manner shown on its most recent financial statement provided to Purchaser prior to the date of this Agreement) of not less than Seventy Million Dollars ($70,000,000). During such three (3) year period, Seller agrees to furnish to Purchaser copies of its annual, audited financial statements prepared and certified by KPMG (or other nationally recognized accounting firm) promptly after the receipt thereof by Seller. During such three (3) year period, Seller also agrees to provide to Purchaser a letter within sixty (60) days after the end of each calendar quarter (except the last calendar quarter) certifying to Purchaser the Partner’s Equity at the end of the preceding calendar quarter. If at any time during such three (3) year period any such audited financial statement or quarterly letter from Seller shall report Partner’s Equity less than $70,000,000, or the Partner’s Equity shall otherwise fall below $70,000,000 for any reason whatsoever, Seller shall give prompt written notice thereof to Purchaser, and within sixty (60) days after the date the Partner’s Equity shall fall below $70,000,000 (or prior to the date the Partner’s Equity shall fall below $70,000,000 if the Partner’s Equity will be reduced below $70,000,000 as a result of any principal payment on a Shareholder Loan as provided in Section 13.2.(c) below), Seller shall deliver to Purchaser a standby, irrevocable letter of credit, in the form set forth on Exhibit W attached hereto, having an expiry date not earlier than such three (3) year period, plus thirty (30) days, issued by a national banking association reasonably acceptable to Purchaser, for the difference between $70,000,000 and the amount of Seller’s then current Partner’s Equity (or the Partner’s Equity that will result from the principal payment on a Shareholder Loan, as the case may be), to secure Seller’s indemnification obligations under this Article 13. Seller further agrees that if Seller shall fail to timely deliver to Purchaser its annual, audited financial statement within the ten (10) days after receipt thereof by Seller or if Seller shall fail to provide to Purchaser the quarterly letter from Seller certifying to Purchaser the Partner’s Equity within sixty (60) days after the end of the preceding calendar quarter as provided above, and if in either such case the failure shall continue for ten (10) days after notice of such failure is given to Seller, Seller will immediately deliver to Purchaser a standby, irrevocable letter of credit, in the form set forth on Exhibit W attached hereto, having an expiry date not earlier than such three (3) year period, plus thirty (30) days, issued by a national banking association reasonably acceptable to Purchaser, in the amount of the greater of (i) $5,000,000, or (ii) the difference between $70,000,000 and the amount of Seller’s then current Partner’s Equity, to secure Seller’s indemnification obligations under this Article 13. If at any time following the delivery to Purchaser of an irrevocable letter of credit as provided in this Section 13.2(b), (A) the Partner’s Equity shall be reinstated to an amount equal to or greater than $70,000,000 (as evidenced by a written certification by Seller to Purchaser to such effect accompanied by current balance sheet of Seller, certified by Seller to be true and correct in all material respects, reflecting the requisite Partner’s Equity), and (B) Seller is then current with respect to its obligation to deliver the financial statements and letter certifications required to be provided by Seller under this Section 13.2(b), Purchaser shall return to Seller any then outstanding letter of credit held by Purchaser.

(c) Reference is made to the Shareholder Loans described in Note (5) of the Consolidated Financial Statements of Seller and its Subsidiaries as of December 31, 2002 and December 31, 2001 (a copy of which has been delivered to Purchaser) (each and any future shareholder loan, a “Shareholder Loan” and, collectively, the “Shareholder Loans”). On or before Closing, Seller agrees to cause the maturity dates of each of the Shareholder Loans to be extended by the holder to a date not earlier than January 31, 2007 (one of the Shareholder Loans has a maturity date of December 31, 2008 and no extension shall be required for that Shareholder Loan). At least three (3) business days before Closing, Seller shall furnish to Purchaser letters from the holders of such Shareholder Loans confirming such extensions. Provided that Seller shall be current with respect to its obligation to deliver the financial statements and letter certifications required to be provided by Seller to Purchaser under Section 13.2(b), Seller may take any action with respect to the Shareholder Loans, including, without limitation, prepayment in whole or in part, or amendment to the terms, and Seller may make additional shareholder loans, so long as Seller maintains a Partner’s Equity of at least $70,000,000 as required under Section 13.2(b) hereof. Prior to Seller making any principal payment on a Shareholder Loan the effect of which payment would reduce Partner’s Equity below $70,000,000, Seller agrees to give Purchaser prompt written notice thereof and to deliver to Purchaser the letter of credit required under Section 13.2(b).

(d) Notwithstanding any provision of this Agreement to the contrary, Purchaser’s recourse to the General Partner of Seller for any liability that the General Partner may have to Purchaser solely by virtue of its capacity as the general partner of Seller, shall be limited to only its general partnership interest in Seller and to the amount of the distributions made or to be made to or for the benefit of such General Partner therefrom. Purchaser agrees not seek recourse to any other assets of the General Partner.

(e) In the event that Purchaser is holding a letter of credit pursuant to any of the foregoing provisions, Purchaser only shall be entitled to draw against the letter of credit under the following circumstances: (i) pursuant to the provisions of this Article 13 it shall have been determined by Purchaser, in the exercise of its commercially reasonable judgment, that funds are due and payable to Purchaser for a Claim; (ii) Purchaser shall have made written demand to Seller for payment of such Claim and Seller shall have failed to make such payment within thirty (30) days after such written demand; and (iii) as part of the draw procedure under the letter of credit, Purchaser shall deliver to the issuer of the letter of credit a written certification that it is entitled under this Article 13 to draw against the letter of credit for the amount of the Claim.

13.3 General Provisions Regarding Indemnities. All of the indemnification obligations under this Agreement shall be subject to the following provisions:

(a) Should the indemnitor fail to discharge or undertake to defend the indemnitee against such Claim (with counsel approved by the indemnitee), within ten (10) days after the indemnitee gives the indemnitor written notice of the same, then the indemnitee may settle such Claim, and the indemnitor’s liability to the indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by the indemnitee in effecting such settlement.

(b) The indemnitor’s indemnification obligations under this Agreement shall cover the costs and expenses of the indemnitee, including reasonable attorneys’ fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnities.

(c) The indemnitor’s indemnification obligations under this Agreement shall also extend to any present or future advisor, trustee, director, member, officer, partner, employee, beneficiary, shareholder, participant or agent of or in the indemnitee or any entity now or hereafter having a direct or indirect ownership interest in the indemnitee.

(d) This Article 13 shall survive Closing.

ARTICLE 14

MISCELLANEOUS

14.1 Assignment. Neither party shall assign this Agreement or its rights hereunder to any Person without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required with respect to Purchaser’s assignment to Wells Real Estate Investment Trust, Inc. or any affiliate of Purchaser or Wells Real Estate Investment Trust, Inc. For purposes hereof, an “affiliate” shall mean an entity controlled by, controlling or under common control with Wells Real Estate Investment Trust, Inc. or Purchaser. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

14.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Title Company (“Agent”) is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a) Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Seller and Purchaser shall furnish to Agent, in a timely manner, any information requested by Agent and necessary for Agent to perform its duties as Reporting Person for the Transaction.

(c) Agent hereby requests Seller to furnish to Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 52-2175771.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

14.3 Integration; Waiver. This Agreement, together with the Schedules and Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver is sought.

14.4 Amendment. Any amendment to this Agreement shall not be binding on Seller or Purchaser unless such amendment is in writing and executed by Seller and Purchaser.

14.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

14.6 Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Northern District of Illinois located in Chicago, Illinois, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party to its address as provided in Section 14.9 shall be deemed effective service of process on such party.

14.7 Third Party Beneficiaries. This Agreement is for the sole and exclusive use of Seller and Purchaser and may not be enforced, nor relied upon, by any person or entity other than Seller and Purchaser.

14.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

14.9 Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand delivery, or confirmed facsimile transmission (with a confirming copy mailed on the same date) or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set forth below or at such other addresses as are specified by written notice delivered in accordance herewith:

IF TO PURCHASER:

Wells Operating Partnership, L.P.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 3 0092-2295

Attention: L. Clay Adams, Jr., Director of Acquisitions

Fax: 770-243-8510

COPY TO:

Troutman Sanders LLP

Bank of America Plaza

600 Peachtree Street NE, Suite 5200

Atlanta, Georgia 30308

Attention: John W. Griffin, Esq.

Fax: 404-962-6577

IF TO SELLER:

VV USA CITY, L.P.

c/o Lend Lease Real Estate Investments, Inc.

One North Wacker Drive, Suite 800

Chicago, Illinois 60606

Attention: John C. Schoser, Principal

Fax: (312) 396-5551

COPY TO:

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention: William J. Armstrong, Esq.

Fax: (404) 572-5148

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand delivery shall be deemed effectively given or received upon receipt and (iii) sent by facsimile transmission shall be deemed effectively given or received on the first business day after the day of the transmission of such notice and confirmation of such transmission.

14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any facsimile transmission of any signature shall be deemed an original and shall bind such party.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:

VV USA CITY, L.P.,
a Delaware limited partnership

By:	VV USA, LLC,
a Delaware limited liability company
its sole general partner

	By:	/s/ Alfred Bartkiewicz
Alfred Bartkiewicz,
Managing Director

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PURCHASER:

WELLS OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its sole general partner

	By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Its:	Executive Vice President

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The undersigned has executed this Agreement solely to confirm its agreement to (i) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (ii) comply with the provisions of Article 12 with respect to the Escrow Deposits.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY,
a California corporation

By:
Carolyn Neuert Grainger,
Illinois Commercial Counsel